Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

Viveve, Inc.,

PLC Systems, Inc.

and

 PLC Systems Acquisition Corporation

May 9, 2014

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF Parent AND MERGER SUB		23
4.1	Organization and Qualification	23
4.2	Authority Relative to this Agreement; Non-Contravention	24
4.3	No Conflicts	24
4.4	Capitalization	24
4.5	Government Approvals	25
4.6	Exchange Act Reports; Financial Statements	25
4.7	Litigation	26
4.8	Subsidiaries; Merger Sub	26
4.9	No Brokers or Finders	26
4.10	Tax Matters	26
4.11	Affiliate Transactions	27
4.12	Compliance with Laws; Permits	28
4.13	Validity of the Parent Capital Stock.	28
4.14	Books and Records	28
4.15	Real Property	28
4.16	Insurance	29
4.17	Environmental Matters	29
4.18	Employee Matters	29
4.19	Intellectual Property	31
4.20	No Undisclosed Liabilities	32
4.21	Material Changes	32
4.22	RenalGuard Spinoff.	33
4.23	Investment Company	33
4.24	Foreign Corrupt Practices	33
4.25	No Integrated Offering	33
4.26	Application of Takeover Provisions.	34
4.27	Information	34
4.28	No Other Information	34
4.29	Access to Information; Disclaimer	34
ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER		34
5.1	Conduct of Business by Parent and Merger Sub	34
5.2	Conduct of Business by the Company	35
ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS		36
6.1	Reasonable Best Efforts; Governmental Filings	36
6.2	Expenses	36
6.3	Due Diligence; Access to Information; Confidentiality	36
6.4	Press Releases	37
6.5	Survival of Representations and Warranties.	37
6.6	Securities Reports	37
6.7	Company Interim Financial Statements.	37

ii

6.8	No Solicitation by Parent	38
6.9	No Solicitation by the Company	39
6.10	Failure to Fulfill Conditions	40
6.11	Company Stock Option Plan	40
6.12	Proxy Statement	41
6.13	Company Stockholder Approval.	42
6.14	Post-Closing Covenants of Parent	42
6.15	DTC Eligible	43
6.16	Obligations of Merger Sub and the Surviving Corporation	44
ARTICLE VII CONDITIONS		44
7.1	Conditions to Obligations of Each Party	44
7.2	Additional Conditions to Obligations of Parent and Merger Sub	44
7.3	Additional Conditions to Obligations of the Company	45
7.4	Frustration of Closing Conditions	46
ARTICLE VIII TERMINATION		47
8.1	Termination	47
8.2	Termination Fees.	48
8.3	Expenses following Termination	49
8.4	Failure to Pay	49
ARTICLE IX GENERAL PROVISIONS		49
9.1	Notices	49
9.2	Interpretation	50
9.3	Severability	50
9.4	Amendment	50
9.5	Waiver	50
9.6	Miscellaneous	50
9.7	Counterparts; Facsimile Signatures	51
9.8	Third Party Beneficiaries	51
9.9	Governing Law	51
9.10	Enforcement; Jurisdiction; Service of Process	51
9.11	Waiver of Jury Trial	52
9.12	Disclosure in Schedules	52

EXHIBIT A FORM OF CERTIFICATE OF MERGER
EXHIBIT B POST-MERGER PARENT CAPITAL STRUCTURE

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is entered into as of May 9, 2014, by and among Viveve, Inc., a Delaware corporation (the “Company”), PLC Systems, Inc., a Yukon Territory corporation (“Parent”); and PLC Systems Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H

WHEREAS, the Boards of Directors (as hereinafter defined) of the Company and Merger Sub have determined that it is in the best interests of such corporations and their respective stockholders, and the Board of Directors of Parent has determined that it is in the best interests of Parent, to consummate the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and the Board of Directors of the Company has resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement and the transactions contemplated hereby to its stockholders (the “Recommendation”);

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of capital stock of the Company shall be converted into Merger Consideration (as hereinafter defined) upon the Effective Time (as hereinafter defined);

WHEREAS, immediately prior to the Closing, Parent will effect the RenalGuard Spinoff (as hereinafter defined);

WHEREAS, immediately following the Closing (as hereinafter defined), Parent (as it will exist as of the Closing) will sell up to approximately $6,000,000 of the Parent Common Stock (as hereinafter defined) in a private placement offering (the “Private Placement”) to accredited investors pursuant to the terms of that certain securities purchase agreement, dated as of the date hereof, entered into between Parent and the other parties thereto (the “Private Placement Agreement”) for the purpose of financing the ongoing business and operations of the Surviving Company (as hereinafter defined) following the Merger; and

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree to be legally bound as follows:

Article I
DEFINITIONS

As used herein, the following terms shall have the following meanings (such meaning to be equally applicable to both the singular and plural forms of the terms defined):

1.1     Certain Definitions.

“Affiliate” has the meaning as defined in Rule 12b-2 promulgated under the Exchange Act, as such regulation is in effect on the date hereof.

“Alternative Proposal” has the meaning set forth in Section 6.8(f)(i).

“Board of Directors” means the board of directors of the entity specified.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by Law or executive order to be closed.

“Certificate of Merger” means the certificate of merger to be filed in the State of Delaware in substantially the form attached hereto as Exhibit A.

“Closing” has the meaning set forth in Section 2.2(c).

“Closing Date” has the meaning set forth in Section 2.2(c).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock, the Company Series A Preferred Stock and the Company Series B Preferred Stock, representing all authorized capital stock of the Company prior to the Merger.

“Company Common Stock” means the common stock, par value $0.001, of the Company.

“Company Convertible Note Exchange Agreement” means the Convertible Note Exchange Agreement, dated the date hereof, between the Company and GBS Venture Partners Limited.

“Company Convertible Note Termination Agreements” means, collectively, the Convertible Note Termination Agreements, dated the date hereof, between the Company and each of the holders of outstanding convertible promissory notes of the Company.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Parent and Merger Sub prior to and in connection with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.18(a).

“Company Employee Plans” has the meaning set forth in Section 3.18(a).

“Company Financial Statements” has the meaning set forth in Section 3.10.

“Company Interim Financial Statements” has the meaning set forth in Section 6.7.

“Company IP” has the meaning set forth in Section 3.19(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is a licensor or licensee.

“Company Latest Balance Sheet” has the meaning set forth in Section 3.12.

“Company Options” means the stock options issued pursuant to the Company Stock Option Plan that are outstanding immediately prior to the Effective Time, which stock options are disclosed in Company Disclosure Schedule 3.4(a) hereto and have not prior to the Effective Date been exercised, cancelled or terminated nor expired.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Returns” has the meaning set forth in Section 3.8(a).

“Company Series A Preferred Stock” means the Series A preferred stock, par value $0.001, of the Company.

“Company Series B Preferred Stock” means the Series B preferred stock, par value $0.001, of the Company.

“Company Stock Option Plan” means the Company’s Amended and Restated 2006 Incentive Award Plan.

“Company Warrant Termination Agreements” means, collectively, the Warrant Termination Agreements, dated the date hereof, between the Company and each of the holders of outstanding warrants to acquire Company Capital Stock.

“Compensatory Plan” means (i) any employment, consulting, noncompetition, nondisclosure, nonsolicitation, severance, termination, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, incentive, deferred compensation, retention, change in control and similar plan, program, arrangement, agreement, policy or commitment, (ii) any compensatory equity interest, stock option, restricted stock, deferred stock, performance stock, stock appreciation, stock unit or other equity or equity-based plan, program, arrangement, agreement, policy or commitment, (iii) any savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other welfare fringe benefit and other employee compensation plan, program, arrangement, agreement, policy or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any trust, escrow, funding, insurance or other agreement related to any of the foregoing, in any case, to, under or with respect to which, Parent and/or Merger Sub has any actual or contingent obligation or liability.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Dissenting Shares” has the meaning set forth in Section 2.6.

“DTC” has the meaning set forth in Section 6.15.

“Effective Date” has the meaning set forth in Section 2.2(c).

“Effective Time” has the meaning set forth in Section 2.2(c).

“End Date” means October 31, 2014.

“Environmental Law or Laws” shall mean any and all laws, statutes, regulations, ordinances or rules of the United States, any state of the United States, any foreign country and any political subdivision thereof pertaining to the protection of the environment currently in effect and applicable to a specified Person and its Subsidiaries, including, without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Atomic Energy Act, the National Environmental Policy Act, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, and any state or local Laws implementing or analogous to the foregoing federal Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity which is (or at any relevant time was), with Parent and/or Merger Sub, a member of a “controlled group of corporations,” under “common control” with, or a member of an “affiliated service group,” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Evaluation Material” has the meaning set forth in Section 6.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.0080497.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Hazardous Substance” shall mean (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (a) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (b) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (c) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (d) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (e) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (f) Internet domain name registrations.

“Investigated Party” has the meaning set forth in Section 6.3(a).

“Investigating Party” has the meaning set forth in Section 6.3(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to an individual, that such individual is actually aware of a particular fact or other matter, with no obligation to conduct any inquiry or other investigation to determine the accuracy of such fact or other matter. A Person other than an individual shall be deemed to have Knowledge of a particular fact or other matter if the officers or directors of such Person had Knowledge of such fact or other matter.

“Laws” has the meaning set forth in Section 3.14(a).

“Lease” shall mean all leases, subleases and other agreements under which an entity or any of its Subsidiaries leases, uses or occupies, or has the right to use or occupy, any real property.

“Leased Real Estate” shall mean all real property that an entity or any of its Subsidiaries leases, subleases or otherwise uses or occupies, or has the right to use or occupy, pursuant to a Lease.

“Legal Proceeding” has the meaning set forth in Section 3.6.

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Loss” means any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever).

“Material Adverse Effect” with respect to an entity, means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of such entity and its Subsidiaries, taken as a whole, or (ii) the ability of such entity to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy, or financial or securities markets; (b) the announcement of the transactions contemplated by this Agreement; (c) any outbreak or escalation of war or any act of terrorism; (d) general conditions in the industry in which such entity and its Subsidiaries operate; (e) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (f) changes after the date of this Agreement in Laws of general applicability to companies in the industry in which such entity and its Subsidiaries operate; (g) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of such entity’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder; or (h) actions or omissions taken with the prior written consent of the other party hereto or expressly required by this Agreement; provided further, however, that any event, change and effect referred to in clauses (a), (c), (d), (e) or (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on such entity and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such entity and its Subsidiaries conduct their businesses.

“Merger” has the meaning ascribed thereto in the Recitals of this Agreement.

“Merger Consideration” means the shares of Parent Common Stock issuable in connection with and by virtue of the Merger to the holders of Company Capital Stock, based on the Exchange Ratio.

“Merger Sub Common Stock” means the shares of Merger Sub common stock, par value $0.001.

“Merger Sub Organization Documents” has the meaning set forth in Section 4.1.

“Original Date” has the meaning set forth in Section 6.12(c).

“Other Filings” has the meaning set forth in Section 6.12(a).

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock, representing all authorized capital stock of Parent prior to the Merger.

“Parent Common Stock” means the common shares, without par or nominal value, of Parent.

“Parent Debenture – Common Stock Conversion Agreement” means that certain Conversion Agreement, dated on or about the date hereof, by and among Parent and Alpha Capital Anstalt, Brio Capital Master Fund Ltd., and Denville & Dover Fund LLC.

“Parent Disclosure Schedule” means the disclosure schedules delivered by Parent and Merger Sub in connection with the execution of this Agreement.

“Parent Employee” has the meaning set forth in Section 4.18(a).

“Parent Employee Plans” has the meaning set forth in Section 4.18(a).

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Insiders” has the meaning set forth in Section 4.11.

“Parent IP” has the meaning set forth in Section 4.19(b).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, relating to Intellectual Property and to which Parent is a party or under which Parent is a licensor or licensee.

“Parent Latest Balance Sheet” has the meaning set forth in Section 4.20.

“Parent Organization Documents” has the meaning set forth in Section 4.1.

“Parent-Owned IP” means all Intellectual Property owned or purported to be owned by Parent.

“Parent Preferred Stock” means the preferred shares, issuable in series, without par or nominal value, of Parent.

“Parent Professional Fees” means the aggregate amount of up to $500,000, which shall only include actual and documented fees, costs and expenses of Parent’s and RenalGuard Purchaser’s attorneys, accountants and other service providers incurred by Parent and RenalGuard Purchaser on or prior to the Closing Date in connection with the preparation and negotiation of the Transaction Documents, the filings with the SEC related hereto and thereto and the closing of the transactions contemplated hereby or thereby (including, without limitation, the Private Placement), provided that all such fees, costs and expenses are itemized on a schedule delivered by Parent to the Company in accordance with Section 6.2 below.

“Parent Returns” has the meaning set forth in Section 4.10(a).

“Parent SEC Filings” has the meaning set forth in Section 4.6(a).

“Parent Shareholder” means a holder of Parent Capital Stock.

“Parent Shareholder Meeting” has the meaning set forth in Section 6.12(b).

“Parent Specific Liabilities” means any liability or obligation of Parent with respect to or relating to the indemnification by Parent of its directors or officers in their capacities as such, Parent Capital Stock or other securities of Parent, any filings of Parent with the SEC, any public disclosures of Parent, Parent’s status as a registered issuer under the Exchange Act and any Contract to which Parent is a party with respect to any of the foregoing, including with its stock transfer agent, audit engagement and directors and officers liability insurance provider to the extent each such Contract is referenced in Parent Disclosure Schedule 1.1.

“Parent Stock Option Plans” means Parent’s 2005 Stock Incentive Plan and the 2013 Stock Option and Incentive Plan.

“Parent Voting Matters” has the meaning set forth in Section 6.12(b).

“Parent Warrant-Equity Exchange Agreement” means the Warrant Exchange Agreement, dated on or about the date hereof, by and among Parent and certain warrant holders of Parent.

“Permits” has the meaning set forth in Section 3.14(b).

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Authority or other entity.

“PLC Name” means collectively (i) the name “PLC,” “PLC Systems,” “RenalGuard” or any variation, derivation, abbreviation or portion thereof, in each case alone or in combination with any other words, names, logos, symbols or devices, (ii) trademarks or tradenames associated with “PLC,” “PLC Systems,” “RenalGuard” or any variation, derivation, abbreviation or portion thereof, and (iii) usernames or other similar account names and the associated social media accounts, in each case that are registered, operated or controlled by or on behalf of Parent and in existence as of the date hereof.

“Post-Conversion Parent Common Stock” means the Parent Common Stock into which Company Options shall be exercisable immediately after the Effective Time pursuant to the terms of the Company Stock Option Plan.

“Private Placement” has the meaning set forth in the Recitals of this Agreement.

“Private Placement Agreement” has the meaning set forth in Recitals of this Agreement.

“Proxy Statement” has the meaning set forth in Section 6.12(a).

“Recommendation” has the meaning ascribed thereto in the Recitals of this Agreement.

“Recommendation Withdrawal” has the meaning set forth in Section 6.8(c).

“RenalGuard Business” means any and all tangible and intangible assets and operations of Parent and its Subsidiaries, including (without limitation) the assets and operations relating to Parent’s RenalGuard product.

“RenalGuard Purchaser” means, collectively, GCP IV LLC or an Affiliate thereof.

“RenalGuard Spinoff” means the direct or indirect sale by Parent through the sale of all of the issued and outstanding capital stock of a Subsidiary of Parent which shall hold all of the assets and liabilities (other than Parent Specific Liabilities) of the RenalGuard Business to the RenalGuard Purchaser in exchange for the cancellation by the RenalGuard Purchaser of Parent’s currently outstanding $4,744,355 of senior secured convertible debt and the cancellation of any outstanding debt financings permitted by the proviso in Section 5.1 hereof. The “RenalGuard Spinoff” shall include an internal reorganization of the RenalGuard Business, including its transfer to a single Subsidiary of Parent.

“RenalGuard Spinoff Transaction Documents” means, collectively, all Contracts evidencing and effecting the RenalGuard Spinoff.

“Representatives” has the meaning set forth in Section 6.3(a).

“Requisite Company Stockholder Vote” has the meaning set forth in Section 3.2.

“Requisite Parent Shareholder Vote” has the meaning set forth in Section 4.2.

“Schedule” means either the Company Disclosure Schedule or the Parent Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Solvent” with respect to any Person means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person exceeds, as of such date, the sum of (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the solvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; and (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following such date; and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“Stockholder Questionnaire” has the meaning set forth in Section 7.2(f).

“Subject Transactions” means the Merger, the RenalGuard Spinoff, the Private Placement, the other transactions contemplated by the Transaction Documents, and the transactions contemplated by the Parent Debenture-Common Stock Conversion Agreement , the Parent Warrant-Equity Exchange Agreement, the Company Warrant Termination Agreements, the Company Convertible Note Termination Agreements and the Company Convertible Note Exchange Agreement.

“Subsidiary” with respect to any Person, means (i) each corporation in which such Person owns directly or indirectly fifty percent (50%) or more of the voting securities of such corporation and (ii) any other Person in which such Person owns at least a majority voting interest, and shall, in each case, unless otherwise indicated, be deemed to refer to both direct and indirect subsidiaries of such Person.

“Superior Proposal” has the meaning set forth in Section 6.8(f)(ii).

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” and “Taxing”) means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, environmental taxes, customs duties, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, workers’ compensation, employment-related insurance, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other governmental tax, fee, assessment or charge of any kind whatsoever including any interest, penalties or additions to any Tax or additional amounts in respect of the foregoing.

“Termination Fee” shall mean an amount in cash equal to $150,000.

“Transaction Documents” means this Agreement, the Private Placement Agreement, the Contracts effecting the RenalGuard Spinoff (when entered into) and all Contracts, certificates and instruments relating to the foregoing to be executed by any of the parties in connection or pursuant to the foregoing.

“YBCA” means the Yukon Business Corporations Act, as amended.

Article II
MERGER

2.1     The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, at the Effective Time, (a) Merger Sub will merge with and into the Company, and (b) the Company will remain the surviving corporation in the Merger as a wholly-owned subsidiary of Parent. The term “Surviving Company” as used herein shall mean the Company, as a wholly-owned subsidiary of Parent after giving effect to the Merger. The Merger will be effected pursuant to the Certificate of Merger in accordance with the provisions of, and with the effect provided in, Section 251 of the DGCL.

2.2     Effects of Merger.

(a)     From and after the Effective Time and until further amended in accordance with law, (i) the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company and (ii) the bylaws of the Company as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company.

(b)     Parent, the Company and Merger Sub, respectively, shall each use its best efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with the DGCL at the Effective Time. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either the Company or Merger Sub, the officers of the Surviving Company are fully authorized in the name of Parent, the Company and Merger Sub or otherwise to take, and shall take, all such lawful and necessary action.

(c)     Subject to the provisions of Article VII and Article VIII hereof, the closing of the transactions contemplated hereby (the “Closing”) shall take place by electronic communication at such time and place as the Company and Parent mutually agree at the earliest practicable time after the satisfaction or waiver of the conditions in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than ten (10) Business Days after all such conditions have been satisfied or waived, or on such other date as may be mutually agreed upon by the parties hereto (the “Closing Date”). On the Closing Date or as soon thereafter as practicable to effect the Merger, the parties hereto will cause the Certificate of Merger to be filed with the Delaware Secretary of State in accordance with the DGCL. The Merger shall be effective when the filing of the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”). As used herein, the term “Effective Date” shall mean the date on which the Effective Time occurs.

2.3     Effect on Company Capital Stock and Merger Sub Capital Stock.

(a)     To effectuate the Merger, and subject to the terms and conditions of this Agreement, at the Effective Time:

(i)     Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled and extinguished pursuant to this Section and Dissenting Shares) shall automatically be converted into and exchangeable for that number of fully paid and nonassessable shares of Parent Common Stock equal to the number of shares of Company Capital Stock multiplied by the Exchange Ratio, such that the post-Merger capital structure of Parent shall be as set forth in Exhibit B hereto (for the avoidance of doubt, each share of Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock shall be converted and exchanged under this Section 2.3(a)(i) in accordance with the terms of the Company’s certificate of incorporation);

(ii)     All shares of Company Capital Stock held immediately prior to the Effective Time by the Company as treasury stock or otherwise, if any, will be cancelled and extinguished and no payment will be made with respect to those shares; and

(iii)     Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Company, which shall represent all of the issued and outstanding shares of common stock of the Surviving Company immediately following the Effective Time.

(b)     No fraction of a share of Parent Common Stock will be issued pursuant to Section , but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent one full share of Parent Common Stock (i.e., rounded up to the nearest whole share).

2.4     Rights of Holders of Certificates Evidencing Company Capital Stock. On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate that immediately prior to the Effective Time represented shares of Company Capital Stock (except Dissenting Shares) shall be deemed for all purposes, to evidence ownership of and to represent the number of whole shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted pursuant to Section . The record holder of each such outstanding certificate representing shares of Company Capital Stock, shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Capital Stock shall have been converted on any matters on which the registered holders of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates of Company Capital Stock, Parent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Capital Stock at the Effective Time.

2.5     Procedure for Exchange of Company Capital Stock.

(a)     After the Effective Time, holders of certificates theretofore evidencing outstanding shares of Company Capital Stock (except Dissenting Shares), upon surrender of such certificates to the corporate secretary of Parent and execution of a customary letter of transmittal prepared by Parent, shall be entitled to receive certificates representing the number of shares of Parent Common Stock into which shares of Company Capital Stock theretofore represented by the certificates so surrendered are exchangeable as provided in Section hereof. Parent shall not be obligated to deliver any such shares of Parent Common Stock to which any former holder of shares of Company Capital Stock is entitled until such holder surrenders the certificate or certificates representing such shares. Upon surrender, each certificate evidencing Company Capital Stock shall be cancelled. If there is a transfer of Company Capital Stock ownership that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the certificate so surrendered is registered if: (i) upon presentation to the corporate secretary of Parent, such certificate shall be properly endorsed or otherwise be in proper form for transfer, (ii) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable, and (iii) the issuance of such Parent Common Stock shall not, in the sole discretion of Parent, violate the requirements of the Regulation D “safe harbor” of the Securities Act with respect to the Private Placement.

(b)     All shares of Parent Common Stock issued upon the surrender for exchange of Company Capital Stock, in accordance with the above terms and conditions shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock.

(c)     Any shares of Parent Common Stock issued in the Merger will not be transferable except (i) pursuant to an effective registration statement under the Securities Act or (ii) upon receipt by Parent of a written opinion of counsel for the holder reasonably satisfactory to Parent to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act and applicable state securities laws. Restrictive legends shall be placed on all certificates representing shares of Parent Common Stock, issued in the Merger, unless issued pursuant to an effective registration statement, substantially as follows:

NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER AND ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS (SUCH FEDERAL AND STATE LAWS, THE “SECURITIES LAWS”) OR (B) IF THE CORPORATION HAS BEEN FURNISHED WITH AN OPINION OF COUNSEL FOR THE HOLDER, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF THE SECURITIES LAWS.

(d)     In the event any certificate for Company Capital Stock shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof, such shares of the Parent Common Stock, as may be required pursuant to this Agreement; provided, however, that Parent, in its discretion and as a condition precedent to the issuance thereof, may require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Parent or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

2.6     Dissenting Shares. Shares of Company Capital Stock held by stockholders of the Company who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised and preserved appraisal rights with respect to those shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive shares of Parent Common Stock, pursuant to Section 2.3 above, but the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Company in accordance with such laws; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or failed to perfect or lost such holder’s right to appraisal and payment of such shares under Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been cancelled, extinguished and exchanged, as of the Effective Time, into and represent the right to receive from Parent shares of Parent Common Stock, as provided in Section 2.3 above. The Company shall provide Parent with (a) prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and (b) the opportunity to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands. Any payments in respect of Dissenting Shares will be deemed made by the Surviving Company, and no funds or other property will be provided by Merger Sub.

2.7     Directors and Officers of the Surviving Company. From and after the Effective Time, the directors and officers of the Surviving Company shall be the persons who were directors and officers of the Company immediately prior to the Effective Time, respectively. These directors and officers of the Surviving Company shall hold office for the term specified in, and subject to the provisions contained in, the certificate of incorporation and bylaws of the Surviving Company and applicable law.

Article III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the relevant sections of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1     Organization and Qualification. The Company is, and on the Effective Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. The copies of the certificate of incorporation and bylaws of the Company that have been made available to Parent prior to the date of this Agreement are correct and complete copies of such documents as in effect as of the date hereof, and shall be in effect on the Effective Date. The Company is, and on the Effective Date will be, licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership of property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company or the Surviving Company.

3.2     Authority Relative to this Agreement; Non-Contravention. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for approval of the Merger and adoption of this Agreement by the affirmative vote of a majority of votes that holders of the outstanding shares of Company Capital Stock are entitled to cast (the “Requisite Company Stockholder Vote”), which will be obtained prior to Closing, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming it is a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies, generally. Except for (a) approvals under applicable Blue Sky laws and filing of Form D with the SEC, and (b) the filing of the Certificate of Merger with the Secretary of State of Delaware, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Company for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or the Surviving Company or adversely affect the consummation of the transactions contemplated hereby.

3.3     No Conflicts. The Company is not subject to, or obligated under, any provision of (a) its certificate of incorporation or bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any Law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Company.

3.4     Capitalization.

(a)     As of the date hereof, the Company is authorized to issue (i) 612,000,000 shares of Company Common Stock, of which 6,555,305 shares are issued and outstanding as of the date of this Agreement; (ii) 251,543,626 shares of Company Preferred Stock, of which 24,543,626 shares are designated Company Series A Preferred Stock and 227,000,000 shares are designated Company Series B Preferred Stock, of which 23,863,302 and 171,199,348 are issued and outstanding as of the date of this Agreement, respectively. The issued and outstanding shares of Company Capital Stock are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. As of the date hereof, an aggregate of 45,146,118 shares of Company Common Stock were subject to issuance pursuant to Company Options granted under the Company Stock Option Plan. All shares of Company Common Stock subject to issuance under the Company Stock Option Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, an aggregate of 24,299,963 shares of Company Common Stock were subject to issuance pursuant to Warrants. All shares of Company Common Stock subject to issuance under the Warrants, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Other than as described in Company Disclosure Schedule 3.4(a), the Company has, and at the Effective Time will have, no other equity securities or securities containing any equity features authorized, issued or outstanding. Other than as described in Company Disclosure Schedule 3.4(a), there are no other commitments, agreements or other rights or arrangements existing which provide for the sale or issuance of common stock or any other securities by the Company of any kind and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from the Company any shares of Company Capital Stock or other securities of the Company of any kind, and, there will not be any such agreements prior to or at the Effective Date. There are, and on the Effective Date there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require the Company to repurchase or otherwise acquire any shares of Company Capital Stock or other securities. Company Disclosure Schedule 3.4(a) sets forth the names of the holders of record of all issued and outstanding shares of the Company Capital Stock and their respective holdings of such securities. To the Knowledge of the Company, the stockholders providing the Requisite Company Stockholder Vote by written consent own the shares set forth opposite each such stockholder’s name on such Schedule, free and clear of any Liens other than any Liens that will be discharged at Closing or any Liens resulting from applicable securities Laws.

(b)     The Company does not have, and on the Effective Date, will not have, any Subsidiaries, nor does it have any direct or indirect interest in any other business entity and does not own, and is not party to any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other Person. Except as contemplated by this Agreement and as set forth on Company Disclosure Schedule 3.4(b), the Company is not a party to, and, to the Company’s Knowledge, there do not exist any voting trusts, proxies, or other contracts with respect to the voting of shares of Company Capital Stock.

3.5     Government Approvals. Except for the filing of all necessary documents with the Delaware Secretary of State pursuant to the DGCL, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

3.6     Litigation. There are no actions, suits, proceedings, orders or investigations (a “Legal Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or its officers, directors, employees or Affiliates, or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of the Company, there is no reasonable basis for any Legal Proceeding directly or indirectly involving the Company or its officers, directors, employees, Affiliates or the nominees for officer or director of Parent after the Effective Time, individually or in the aggregate. The Company is not a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.7     Brokers or Finders. Other than as set forth on Company Disclosure Schedule 3.7, neither the Company nor any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing similar function, or incurred any liability, for brokerage commissions, finders’ fees, investment advisory fees or similar compensation, in connection with the transactions contemplated by this Agreement.

3.8     Tax Matters.

(a)     (i) The Company has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Company Returns”), required to be filed by it in respect of any Taxes; (ii) all such Company Returns are complete and accurate in all material respects; (iii) the Company has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Company Return); (iv) the Company has established on the Company Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) the Company has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)     There are no liens for Taxes upon any assets of the Company, except statutory liens for current Taxes not yet due.

(c)     No deficiency for any Taxes has been asserted, assessed or proposed against the Company that has not been finally resolved. No waiver, extension or comparable consent given by the Company regarding the application of the statute of limitations with respect to any Taxes or Company Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Company Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to the Company by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of the Company, is any such Tax audit or other proceeding threatened with regard to any Taxes or Company Returns. The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of the Company which would exceed the estimated reserves established on its books and records.

(d)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e)     There is no contract, agreement, plan or arrangement to which the Company is a party which requires the Company to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f)     The Company is not liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. The Company is not a party to any Tax sharing, allocation or indemnification agreement. The Company has not agreed and is not required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. The Company will not be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where the Company does not file a Company Return that the Company is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of the Company.

(g)     The Company has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h)     The Company has not requested any extension of time within which to file any Company Return, which return has not since been filed.

3.9     Affiliate Transactions. No officer, director or employee of the Company, or any member of the immediate family of any such officer or director or employee, or any entity in which any of such persons owns any beneficial interest (collectively “Company Insiders”), has any agreement with the Company or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of the Company. Except as set forth on Company Disclosure Schedule 3.9, the Company is not indebted to any Company Insider (except for reimbursement of ordinary business expenses) and no Company Insider is indebted to the Company (except for cash advances for ordinary business expenses). For purposes of this Section 3.9, the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

3.10     Financial Statements. The Company has made available to Parent the audited balance sheets of the Company as of December 31, 2012 and December 31, 2013, and the related statements of income, changes in stockholders’ equity, and cash flows of the Company for the years then ended, audited by Burr Pilger Mayer, Inc. (the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Financial Statements.

3.11     Books and Records. The books of account, minute books, stock record books, and other records of the Company, complete copies of which have been made available to Parent, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. At the Closing, all of the Company’s records will be in the possession of the Company or its counsel.

3.12     No Undisclosed Liabilities. Except as reflected on Company Disclosure Schedule 3.12 or in the audited balance sheet of the Company at December 31, 2013 (the “Company Latest Balance Sheet”), the Company has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, except (a) liabilities which have arisen after the date of the Company Latest Balance Sheet in the ordinary course of business, (b) liabilities arising or permitted under this Agreement or the other Transaction Documents, and (c) any debt financings permitted by the proviso in Section 5.2 hereof, which shall be exchanged for Parent Common Stock issued in the Private Placement.

3.13     Material Changes.  Since the date of the latest Company Financial Statements, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (b) the Company has not altered its method of accounting, (c) except as set forth in Company Disclosure Schedule 3.13, the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, (d) except as set forth in Company Disclosure Schedule 3.13, the Company has not issued any equity or equity-linked securities, (e) there has been no material change or amendment to, or termination of, any agreement material to the business of the Company or any of its Subsidiaries, (f) no executive officer or key employee of the Company or any of its Subsidiaries has resigned or terminated his employment, and (g) no Legal Proceedings have been commenced or threatened against the Company or any of its Subsidiaries.

3.14     Compliance with Laws.

(a)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the business of the Company has not been, and as of the Effective Date will not be conducted in violation of any applicable United States federal, state or local, non-United States, national, provincial or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision, or any applicable judgment, agency requirement, license or permit of any Governmental Authority (collectively, “Laws”). No investigation, audit or review by any Governmental Authority with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Authority notified the Company of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, the Company has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b)     The Company holds, to the extent legally required to operate its business as such businesses is being operated as of the date hereof, all permits, licenses, clearances, authorizations and approvals from federal, state, local and foreign authorities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Permits of the Company is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.15     Real Property.

(a)     The Company does not own any real property.

(b)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Company Disclosure Schedule 3.15(b) contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, no third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases or licenses, as tenant, any Leased Real Estate.

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

3.16     Insurance. Company Disclosure Schedule 3.16 identifies all insurance policies maintained by, at the expense of or for the benefit the Company or any Subsidiary, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Company Disclosure Schedule 3.16 is in full force and effect. Except as set forth in Company Disclosure Schedule 3.16, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) none of the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Company’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

3.17     Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)     The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)     Neither the Company nor any of its Subsidiaries has (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of the Company or its Subsidiaries, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c)     Neither the Company nor any of its Subsidiaries has received written notice of and there is no Legal Proceeding pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

3.18     Employee Matters.

(a)     Company Disclosure Schedule 3.18(a) contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any of its Subsidiaries has or may have any material liability (collectively, the “Company Employee Plans”).

(b)     The Company has made available to Parent correct and complete copies (or, if a plan is not written, a written description) of all Company Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan, (iii) the most recent financial statements for each Company Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Company Employee Plan, (v) the current summary plan description for each Company Employee Plan, and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c)     (i) Each Company Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, and to the Knowledge of the Company, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all material contributions and other material payments required by and due under the terms of each Company Employee Plan and applicable Law, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Company Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction that could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)     No Company Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(e)     No Company Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)     Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(g)     Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(h)     Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i)     The Company and each of its Subsidiaries: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Company Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)     Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of the Company, no material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Company Employees are represented by a labor organization, work council or trade union and, to the Knowledge of the Company, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries, or any Company Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(k)      Neither the Company nor any Company ERISA Affiliate has at any time contributed to or had any obligation to contribute to, or has had any liability (contingent or otherwise) with respect to (i) any "multiemployer plan", as that term is defined in Section 4001 of ERISA; (ii) any "employee benefit plan" subject to Title IV of ERISA or Section 412 of the Code; or (iii) any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

3.19     Intellectual Property.

(a)     Company Disclosure Schedule 3.19(a) contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-Owned IP.

(b)     The Company and its Subsidiaries are the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and contemplated (the “Company IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)     The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     Company Disclosure Schedule 3.19(d) contains a complete and accurate list of all Company IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company or any of its Subsidiaries. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries under any of the Company IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)     Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Company and its Subsidiaries, no third party is infringing upon, violating or misappropriating any Company IP.

(f)     There are no Legal Proceedings pending or, to the Knowledge of the Company and its Subsidiaries, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding order, judgment or decree that restricts or impairs the use of any Company IP, except where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.20     Investment Company.     The Company is not, as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

3.21     Foreign Corrupt Practices. Neither the Company nor any of its Subsidiaries nor any director, officer, employee nor, to the Knowledge of the Company, agent or Affiliate of the Company or any of its Subsidiaries has (a) while acting on behalf of the Company or any of its Subsidiaries (i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.22     Application of Takeover Provisions. There is no control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the certificate of incorporation and bylaws of the Company or the DGCL applicable to the transactions contemplated hereby, including the Merger. The Company has never, and as of the Effective Date, will have never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Company Common Stock or a change in control of the Company.

3.23     Information. None of the information supplied or to be supplied by the Company or any Affiliate or representative of the Company for inclusion or incorporation by reference in the Proxy Statement will at the time the Proxy Statement is first mailed and at the time of the Parent Shareholders Meeting, and none of the information supplied or to be supplied by the Company or any Affiliate or representative of the Company for inclusion or incorporation by reference in any other SEC filing of Parent in connection with the transaction contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.24     Accredited Investors. To the Company’s Knowledge, no more than an aggregate of thirty-five (35) of the Company’s stockholders are not “accredited investors” within the meaning of Regulation D promulgated by the SEC under the Securities Act.

3.25     Solvency. As of the Effective Time, assuming satisfaction of the conditions to the Company’s obligation to consummate the Merger as set forth herein, assuming that the representations and warranties of Parent under Article IV are true and correct in all material respects, and after giving effect to all of the transactions contemplated by this Agreement, the Private Placement and RenalGuard Spinoff, and payment of all related fees and expenses, the Surviving Company and Parent will be Solvent.

3.26     No Other Information. The Company acknowledges that Parent and Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by Parent and Merger Sub, and no Representative of Parent or Merger Sub shall have any responsibility or liability related thereto.

3.27     Access to Information; Disclaimer. The Company acknowledges and agrees that it (a) has had an opportunity to discuss the business of Parent and its Subsidiaries with the management of Parent, (b) has had reasonable access to (i) the books and records of Parent and its Subsidiaries and (ii) the electronic dataroom maintained by Parent for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of Parent and (d) has conducted its own independent investigation of Parent and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of Parent or any of its Subsidiaries, other than the representations and warranties of Parent expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed.

Article IV
REPRESENTATIONS AND WARRANTIES
OF Parent AND MERGER SUB

Except as set forth in the corresponding sections of the Parent Disclosure Schedule and Parent SEC Filings (other than any risk factors set forth therein), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1     Organization and Qualification. Each of Parent and Merger Sub (a) is and on the Effective Date will be a legal entity duly organized or incorporated (as applicable), validly existing and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) under the Laws of its respective jurisdiction of organization or incorporation (as applicable), (b) has, and on the Effective Date will have, the requisite corporate power to carry on their respective businesses as now conducted, and (c) is qualified to do business and in good standing (to the extent the relevant jurisdiction recognizes such concept of good standing) as a foreign corporation where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, Merger Sub, or the Surviving Company. Parent has heretofore made available to the Company accurate and complete copies of its Articles of Continuance and By-Law No. 1, each as amended and in effect as of the date of this Agreement (the “Parent Organization Documents”) and the certificate of incorporation and bylaws of Merger Sub, each as amended to date and as currently in effect (the “Merger Sub Organization Documents”). Neither Parent nor Merger Sub is in violation of any Parent Organization Document or Merger Sub Organization Document, as the case may be.

4.2     Authority Relative to this Agreement; Non-Contravention. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub. Subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the adoption of the Parent Voting Matters by the affirmative vote of such number of votes of those who attend in person or by proxy and vote at the Parent Shareholder Meeting necessary to approve each of the Parent Voting Matters (the “Requisite Parent Shareholder Vote”), obtained prior to Closing, no further corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or will otherwise be sought by Parent. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming it is a valid and binding obligation of the Company, constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally. Except for (a) approvals under applicable Blue Sky laws and the filing of Form D with the SEC and (b) the filing of the Certificate of Merger with the Delaware Secretary of State, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Parent or Merger Sub for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make the same would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub, or adversely affect the consummation of the transactions contemplated hereby.

4.3     No Conflicts. Neither Parent nor Merger Sub is subject to, or obligated under, any provision of (a) the Parent Organization Documents or the Merger Sub Organization Documents, as applicable, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit, or (d) subject to obtaining the approvals referred to in the next sentence, any law, regulation, order, judgment or decree, which would conflict with, be breached or violated, or in respect of which a right of termination or acceleration or any security interest, charge or encumbrance on any of their respective assets would be created, by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than any such conflicts, breaches, violations, rights of termination or acceleration or security interests, charges or encumbrances which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.

4.4     Capitalization.

(a)     Notwithstanding any disclosures or information to the contrary in any Parent SEC Filing, Parent is authorized to issue an unlimited number of shares of Parent Preferred Stock, and an unlimited number of shares of Parent Common Stock, of which no shares and 124,998,195 shares are currently issued and outstanding, respectively. The issued and outstanding shares of the share capital of Parent are duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights or applicable law or regulation and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are, and on the Effective Date there will be, no agreements or other obligations (contingent or otherwise) which may require Parent to repurchase or otherwise acquire any shares of the Parent Capital Stock.

(b)     Except as set forth on Parent Disclosure Schedule 4.4, (i) Parent has, and at the Effective Time will have, no other securities, including equity securities or securities containing any equity features authorized, issued or outstanding; (ii) Parent has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards; and (iii) there are no commitments, obligations, agreements or other rights or arrangements (contingent or otherwise) existing which provide for the sale or issuance of capital stock by Parent and there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind (contingent or otherwise) outstanding to purchase or otherwise acquire from Parent any shares of capital stock or other securities of Parent of any kind, and there will not be any of the foregoing prior to or at the Effective Time.

(c)     Parent is not a party to, and, to Parent’s Knowledge, there do not exist, any voting trusts, proxies, or other contracts with respect to the voting of shares of capital stock of Parent.

(d)     The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are, and at the Effective Time will be, issued and outstanding and held of record by Parent. The issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights or any applicable law or regulation, and free from any restrictions on transfer (other than restrictions under the Securities Act or state securities laws) or any option, lien, pledge, security interest, encumbrance, restriction or charge of any kind. There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire from Merger Sub any shares of capital stock or other securities of Merger Sub of any kind, and there will not be any such agreements prior to or at the Effective Time. Merger Sub has not at any time granted any stock options, restricted stock, restricted stock units, phantom stock, performance stock or other compensatory equity or equity-linked awards. There are, and at the Effective Time, there will be, no commitments, agreements or other obligations (contingent or otherwise) which may require Merger Sub to repurchase or otherwise acquire any shares of its capital stock.

4.5     Government Approvals. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) the filing of all necessary documents with the Delaware Secretary of State pursuant to the DGCL and (c) the filing of all necessary documents with the Yukon Territories Registrar of Corporations, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement or to execute, deliver and perform its obligations pursuant hereto.

4.6     Exchange Act Reports; Financial Statements.

(a)     Since January 1, 2011, Parent has filed all reports, forms, financial statements and documents that it was required to file with the SEC pursuant to the Exchange Act (the “Parent Previous Filings”). Parent shall notify the Company as soon as practicable and in writing of the filing of any additional forms, reports or documents with the SEC by Parent after the date hereof and prior to the Effective Time (together with the Parent Previous Filings, the “Parent SEC Filings”). As of their respective filing dates (or if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such amending or superseding filing), each of the Parent SEC Filings (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) complied as to form in all material respects with the Exchange Act and the applicable rules and regulations of the SEC promulgated thereunder, except (with respect each of clauses (i) and (ii)), to the extent that the information in any such Parent SEC Filing has been amended or superseded by a later Parent SEC Filing.

(b)     The financial statements (including footnotes thereto) included in or incorporated by reference into the Parent SEC Filings (the “Parent Financial Statements”) complied as to form in all material respects with the Exchange Act and the applicable accounting requirements, rules and regulations of the SEC promulgated thereunder as of their respective dates and have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein). The Parent Financial Statements fairly present in all material respects the financial condition of Parent as of the dates thereof and results of operations, cash flows and stockholders’ equity for the periods referred to therein (subject, in the case of unaudited Parent Financial Statements, to normal recurring year-end adjustments). There has been no change in Parent accounting policies except as described in the notes to the Parent Financial Statements.

4.7     Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub, or Parent’s officers, directors or employees, individually or in the aggregate, at law or in equity, or before or by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the Knowledge of Parent, there is no reasonable basis for any Legal Proceeding directly or indirectly involving Parent, Merger Sub, or Parent’s officers, directors, or employees, individually or in the aggregate. Neither Parent nor Merger Sub are a party to any order, judgment or decree issued by any federal, state or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

4.8     Subsidiaries; Merger Sub. Parent owns all of the outstanding shares of capital stock of its Subsidiaries and all such shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights or encumbrances. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9     No Brokers or Finders. None of Parent or any of its officers, directors, employees or Affiliates has employed any broker, finder, investment banker or investment advisor or Person performing a similar function, or incurred any liability for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement.

4.10     Tax Matters.

(a)     (i) Each of Parent and Merger Sub has timely filed (or has had timely filed on its behalf) all material returns, declarations, reports, estimates, information returns, and statements, including any schedules and amendments to such documents (“Parent Returns”), required to be filed by it in respect of any Taxes; (ii) all such Parent Returns are complete and accurate in all material respects; (iii) each of Parent and Merger Sub has timely paid (or has had timely paid on its behalf) all Taxes required to have been paid by it (whether or not shown on any Parent Return); (iv) Parent has established on the Parent Latest Balance Sheet, in accordance with GAAP, reserves that are adequate for the payment of any Taxes not yet paid; and (v) each of Parent and Merger Sub has complied with all applicable laws, rules, and regulations relating to the collection or withholding of Taxes from third parties (including without limitation employees) and the payment thereof (including, without limitation, withholding of Taxes under Sections 1441 and 1442 of the Code, or similar provisions under any foreign laws).

(b)     There are no liens for Taxes upon any assets of Parent or Merger Sub, except statutory liens for current Taxes not yet due.

(c)     No deficiency for any Taxes has been asserted, assessed or proposed against Parent or Merger Sub that has not been finally resolved. No waiver, extension or comparable consent given by Parent or Merger Sub regarding the application of the statute of limitations with respect to any Taxes or Parent Returns is outstanding, nor is any request for any such waiver or consent pending. There is no pending or threatened Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or Parent Returns, nor is any such Tax audit or other proceeding pending, nor has there been any notice to Parent or Merger Sub by any Taxing authority regarding any such Tax audit or other proceeding, or, to the Knowledge of Parent, is any such Tax audit or other proceeding threatened with regard to any Taxes or Parent Returns. Parent does not expect the assessment of any additional Taxes of Parent or Merger Sub for any period prior to the date hereof and has no Knowledge of any unresolved questions, claims or disputes concerning the liability for Taxes of Parent which would exceed the estimated reserves established on its books and records.

(d)     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law).

(e)     There is no contract, agreement, plan or arrangement to which Parent or Merger Sub is a party which requires Parent or Merger Sub to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f)     Neither Parent nor Merger Sub is liable for Taxes of any other Person under Treasury Regulations section 1.1502-6 or any similar provision of state, local or foreign Tax law, as a transferee or successor, by Contract or otherwise. Neither Parent nor Merger Sub is a party to any Tax sharing, allocation or indemnification agreement. Neither Parent nor Merger Sub has agreed nor is required, as a result of a change in method of accounting or otherwise, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in Taxable income. Neither Parent nor Merger Sub will be required to include any item of income in Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) prepaid amount received on or prior to the Closing Date or (ii) “closing agreement” described in Section 7121 of the Code (or any similar or corresponding provision of any other Tax law). No claim has ever been made by a Taxing authority in a jurisdiction where Parent or Merger Sub does not file a Return that Parent or Merger Sub is subject to Tax imposed by that jurisdiction. There are no advance rulings in respect of any Tax pending or issued by any Taxing authority with respect to any Taxes of Parent.

(g)     Neither Parent nor Merger Sub has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(h)     Neither Parent nor Merger Sub has requested any extension of time within which to file any Parent Return, which return has not since been filed.

4.11     Affiliate Transactions. No officer, director or employee of Parent, or any member of the immediate family of any such officer or director or employee, or any entity in which any of such persons owns any beneficial interest (collectively “Parent Insiders”), has any agreement with Parent or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of Parent. Parent is not indebted to any Parent Insider (except for reimbursement of ordinary business expenses) and no Parent Insider is indebted to Parent (except for cash advances for ordinary business expenses). For purposes of this Section , the members of the immediate family of an officer, director or employee shall consist of the spouse, parents, children or siblings of such officer, director or employee.

4.12     Compliance with Laws; Permits.

(a)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would not reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement, the businesses of Parent and Merger Sub have not been, and as of the Effective Date will not be conducted in violation of any applicable Laws. No investigation, audit or review by any Governmental Authority with respect to Parent or Merger Sub is pending or, to the Knowledge of Parent, threatened, nor has any Governmental Authority notified Parent or Merger Sub of its intention to conduct the same, except for (i) such investigations or reviews that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and/or (ii) any investigation or review related to the Merger. As of the date hereof, Parent and/or Merger Sub have not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(b)     To the Knowledge of Parent, neither Parent nor Merger Sub has solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or kind for the purpose of making or receiving any referral that violated an anti-corruption Law.

4.13     Validity of the Parent Capital Stock. The shares of Parent Common Stock to be issued to holders of Company Capital Stock, pursuant and by virtue of the Merger, will be, when issued, duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and, provided that the information set forth in each Stockholder Questionnaire is accurate in all material respects, not issued in violation of any applicable law or regulation.

4.14     Books and Records. The books of account, minute books, stock record books, and other records of Parent, complete copies of which have been made available to the Company, have been properly kept and contain no inaccuracies except for inaccuracies that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. At the Closing, all of Parent’s records will be in the possession of Parent or its counsel.

4.15     Real Property.

(a)     None of Parent or any of its Subsidiaries owns any real property.

(b)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent has a valid and subsisting leasehold estate in each parcel of real property demised under a Lease for the full term of the respective Lease free and clear of any Liens other than Permitted Liens. Parent Disclosure Schedule 4.15(b) contains a complete and correct list, as of the date hereof, of the Leased Real Estate including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and (ii) neither Parent nor, to the Knowledge of Parent, any third party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Parent has not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease and Parent has not entered into with any other Person (other than another wholly-owned Subsidiary of Parent) any sublease, license or other agreement that is material to Parent, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Estate. Parent has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which Parent leases, subleases or licenses, as tenant, any Leased Real Estate.

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, Parent has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, free and clear of all Liens, other than Permitted Liens.

4.16     Insurance. Parent Disclosure Schedule 4.16 identifies all insurance policies maintained by, at the expense of or for the benefit Parent, identifies any material claims made thereunder, and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Parent Disclosure Schedule 4.16 is in full force and effect. Except as set forth in Parent Disclosure Schedule 4.16, Parent has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. With respect to each such insurance policy: (i) to the Knowledge of Parent, the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Parent nor, to Parent’s Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and, to Parent’s Knowledge, no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.

4.17     Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)     Parent is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Parent as currently conducted.

(b)     Parent has not (i) produced, processed, manufactured, generated, transported, treated, handled, used, stored, disposed of or released any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate of Parent, or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(c)     Parent has not received written notice of and there is no Legal Proceeding pending, or to the Knowledge of Parent, threatened against Parent, alleging any liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Parent is not subject to any order, judgment or decree or written agreement by or with any Governmental Authority or third party imposing any material liability or obligation with respect to any of the foregoing.

4.18     Employee Matters.

(a)     Parent Disclosure Schedule 4.18(a) contains an accurate and complete list, as of the date hereof, of each material plan, program, policy, agreement, collective bargaining agreement or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, including each employment, severance, retention, change in control or consulting plan, program arrangement or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by Parent for the benefit of any current or former employee, independent contractor, consultant or director of Parent (each, a “Parent Employee”), or with respect to which Parent has or may have any material liability (collectively, the “Parent Employee Plans”).

(b)     Parent has made available to the Company correct and complete copies (or, if a plan is not written, a written description) of all Parent Employee Plans and amendments thereto in each case that are in effect as of the date hereof, and, to the extent applicable, (i) all related trust agreements, funding arrangements and insurance contracts now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise, (ii) the most recent determination letter received regarding the tax-qualified status of each Parent Employee Plan, (iii) the most recent financial statements for each Parent Employee Plan, (iv) the Form 5500 Annual Returns/Reports for the most recent plan year for each Parent Employee Plan, (v) the current summary plan description for each Parent Employee Plan, and (vi) all actuarial valuation reports related to any Parent Employee Plans.

(c)     (i) Each Parent Employee Plan has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Parent Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and, as of the date hereof, no such determination letter has been revoked nor, to the Knowledge of Parent, has any such revocation been threatened, and to the Knowledge of Parent, as of the date hereof, no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Parent has timely made all material contributions and other material payments required by and due under the terms of each Parent Employee Plan and applicable Law, and all benefits accrued under any unfunded Parent Employee Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Parent Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) as of the date hereof, there are no material audits, inquiries or Legal Proceedings pending or, to the Knowledge of Parent, threatened by the IRS or the U.S. Department of Labor, or any similar Governmental Authority with respect to any Parent Employee Plan; (vi) as of the date hereof, there are no material Legal Proceedings pending, or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of Parent, Parent has not engaged in a transaction that could subject Parent to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)     No Parent Employee Plan provides post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither Parent nor any Parent ERISA Affiliate has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any Parent Employee (either individually or to Parent Employees as a group) or any other person that such Parent Employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by COBRA or other applicable Law.

(e)     No Parent Employee Plan has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(f)     Each Parent Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(g)     Parent complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Parent Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.

(h)     Neither the execution of this Agreement, the consummation of the Merger, nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, employee, contractor or consultant of Parent to severance pay or any other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Employee Plan, (iv) increase the amount payable or result in any other material obligation pursuant to any Parent Employee Plan, or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

(i)     Parent: (i) is in compliance with all applicable Laws and agreements respecting hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee health and safety, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Parent Employees and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council or other body representing Parent Employees, except, in the case of clauses (i) and (ii) immediately above, where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(j)     Parent is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against Parent with respect to employees who are employed within the United States is pending, threatened or has occurred in the last two (2) years, and, to the Knowledge of Parent, no material work stoppage, slowdown or labor strike against Parent with respect to employees who are employed outside the United States is pending, threatened or has occurred in the last two (2) years. As of the date hereof, none of the Parent Employees are represented by a labor organization, work council or trade union and, to the Knowledge of Parent, there is no organizing activity, Legal Proceeding, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at Parent or any Parent Employees. As of the date hereof, there are no Legal Proceedings, government investigations, or labor grievances pending, or, to the Knowledge of Parent, threatened relating to any employment related matter involving any Parent Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law, except for any of the foregoing which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19     Intellectual Property.

(a)     Parent Disclosure Schedule 4.19(a) contains a true and complete list, as of the date hereof, of all: (i) Parent-Owned IP that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered trademarks, registered copyrights, issued patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Parent-Owned IP.

(b)     Parent is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all Intellectual Property used or held for use in or necessary for the conduct of the business of Parent as currently conducted and contemplated (the “Parent IP”), free and clear of all liens, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)     Parent’s rights in the Parent-Owned IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent has taken reasonable steps to maintain Parent IP and to protect and preserve the confidentiality of all trade secrets included in Parent IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d)     Parent Disclosure Schedule 4.19(d) contains a complete and accurate list of all Parent IP Agreements, other than licenses for shrinkwrap, clickwrap or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Parent. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of any rights of Parent under any of the Parent IP Agreements, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)     Except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the conduct of the businesses of Parent has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of Parent, no third party is infringing upon, violating or misappropriating any Parent IP.

(f)     There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by Parent; (ii) challenging the validity, enforceability or ownership of any Parent-Owned IP or Parent’s rights with respect to any Parent IP, in each case except for such Legal Proceedings that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent is not subject to any outstanding order, judgment or decree that restricts or impairs the use of any Parent IP, except where compliance with such order, judgment or decree would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.20     No Undisclosed Liabilities. As of the date hereof, except as set forth in Parent Disclosure Schedule 4.20 or except as reflected in or reserved against in the audited balance sheet of Parent at December 31, 2013, for the twelve (12) months ended as on such date (the “Parent Latest Balance Sheet”), Parent has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) other than Parent Professional Fees in an amount not to exceed $500,000, liabilities arisen in the ordinary course of business consistent with past practice since December 31, 2013 and liabilities arising or permitted under this Agreement and the other Transaction Documents. Notwithstanding any disclosures or information to the contrary in any Parent SEC Filing, Parent and its Subsidiaries will have no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) at Closing (assuming and taking into account that the consummation of the RenalGuard Spinoff has occurred) other than Parent Professional Fees in an amount not to exceed $500,000, Parent Specific Liabilities and liabilities arising or permitted under this Agreement and the other Transaction Documents. Merger Sub has and at Closing will have no liabilities (whether accrued, absolute, contingent, unliquidated or otherwise).

4.21     Material Changes.  Since the date of the latest Parent Financial Statements, (a) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (b) Parent has not altered its method of accounting, (c) except as set forth in Parent Disclosure Schedule 4.21, Parent has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (d) except as set forth in Parent Disclosure Schedule 4.21, Parent has not issued any equity securities.

4.22     RenalGuard Spinoff.

(a)     Each Contract included in the RenalGuard Spinoff Transaction Documents, as of the Closing Date, shall constitute a valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)     As of the Effective Time, assuming satisfaction of the conditions to the Parent’s obligation to consummate the Merger as set forth herein, assuming that the representations and warranties of the Company under Article III are true and correct in all material respects, and after giving effect to all of the transactions contemplated by this Agreement, the Private Placement and RenalGuard Spinoff, and payment of all related fees and expenses, the Surviving Company and Parent will be Solvent.

(c)     The stock purchase agreement pursuant to which the RenalGuard Spinoff will be effected shall contain substantially the following representation of the RenalGuard Purchaser thereunder:

“As of the closing of the RenalGuard Spinoff, (X) assuming (i) satisfaction of the conditions to RenalGuard Purchaser’s obligation to consummate the RenalGuard Spinoff as set forth herein, and (ii) that the representations and warranties of Viveve, Inc. under Article III of the PLC-Viveve merger agreement, PLC Systems, Inc. under the Article IV of the PLC-Viveve merger agreement, and PLC Systems, Inc. under this Agreement are true and correct in all material respects, and (Y) after giving effect to all of the transactions contemplated by this Agreement, the Private Placement and the PLC-Viveve merger agreement, and payment of all related fees and expenses, the RenalGuard Purchaser will be Solvent.”

4.23     Investment Company.      Neither Parent nor Merger Sub is as of the date of this Agreement, nor upon the Closing will be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

4.24     Foreign Corrupt Practices. Neither Parent nor any director, officer, employee nor, to the Knowledge of Parent, agent or Affiliate of Parent has (a) while acting on behalf of Parent (i) made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official or employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was in violation of Law or (ii) engaged in or otherwise knowingly participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.25     No Integrated Offering. Neither Parent nor any Affiliates of Parent, nor any Person acting on the behalf of any of the foregoing, has, directly or indirectly, made any offers or sales of any security or solicited any offers to purchase any security, under circumstances that would require registration of any of the shares of Parent Common Stock issuable pursuant to this Agreement under the Securities Act or cause this offering of the Merger Consideration to be integrated with prior offerings by Parent for purposes of the Securities Act or any applicable shareholder approval requirements of any authority.

4.26     Application of Takeover Provisions. There is no control share acquisition, business combination, or other similar takeover, anti-takeover, moratorium, fair price, interested shareholder or similar provision under the Parent Organization Documents, the Merger Sub Organization Documents, the YBCA or the DGCL applicable to the transactions contemplated hereby, including the Merger and Parent’s issuance of shares of Parent Common Stock to the stockholders of the Company. Parent has never, and as of the Effective Date, will have never adopted any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Parent Common Stock or a change in control of Parent.

4.27     Information. The Proxy Statement will not at the time it is first mailed or at the time of the Parent Shareholders Meeting, and no other SEC filing of Parent in connection with the transactions contemplated by this Agreement will at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by Parent with respect to information supplied by or related to or the sufficiency of disclosures related to, the Company or any Affiliate or representative of the Company. The Proxy Statement and any other SEC filing of Parent in connection with the transactions contemplated by this Agreement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation is made by Parent with respect to information supplied by or related to the Company or any Affiliate or representative of the Company.

4.28     No Other Information. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company shall have any responsibility or liability related thereto.

4.29     Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained by the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement and that all other representations and warranties are specifically disclaimed.

Article V
CONDUCT OF BUSINESS PENDING THE MERGER

5.1     Conduct of Business by Parent and Merger Sub. From the date of this Agreement to the Effective Date, except as set forth in Parent Disclosure Schedule 5.1 or unless the Company shall otherwise consent (not to be unreasonably withheld, conditioned or delayed) in writing or as may be otherwise required by applicable Law as otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section , neither Parent nor Merger Sub shall, directly or indirectly, (a) amend the Parent Organization Documents or Merger Sub Organization Documents, as the case may be, except with respect to any actions necessary for a reverse stock split or change in the name of the Parent Common Stock, (b) split, combine or reclassify any outstanding shares of Parent Capital Stock, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the Parent Capital Stock, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of Parent’s entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and Parent’s past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with (i) the exercise or conversion of Parent securities outstanding on the date of this Agreement or payment of stock dividends, or (ii) the issuance of awards under the Parent Stock Option Plans, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material Tax elections, settle or compromise any material Tax liability or file any amended Parent Returns, (i) adopt any Compensatory Plan or hire or materially increase the existing compensation of any employee, consultant, director or other service provider, (j) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law, or (k) commit or agree to take any of the actions prohibited by this Section 5.1; provided, however, that no provision in this Section 5.1 shall apply to or restrict in any way the actions of Parent or any of its Subsidiaries with respect to or in any way related to the Subject Transactions or one or more debt financings in an aggregate principal amount up to $750,000 with GCP IV LLC or any Person designated by GCP IV LLC so long as such debt is converted into or exchanged for an equity interest in the RenalGuard Business.

 5.2     Conduct of Business by the Company. From the date of this Agreement to the Effective Date, unless Parent shall otherwise consent (not to be unreasonably withheld, conditioned or delayed) in writing or as may be otherwise required by applicable Law or except as set forth in Company Disclosure Schedule 5.2 or otherwise expressly contemplated or permitted by other provisions of this Agreement, including but not limited to this Section , the Company shall not, directly or indirectly, (a) amend its certificate of incorporation or by-laws, (b) split, combine or reclassify any outstanding shares of Company Capital Stock, (c) declare, set aside, make or pay any dividend or distribution in cash, stock, property or otherwise with respect to the Company Capital Stock, (d) default in its obligations under any material debt, contract or commitment which default results in the acceleration of obligations due thereunder, except for such defaults arising out of its entry into this Agreement for which consents, waivers or modifications are required to be obtained, (e) conduct its business other than in the ordinary course on an arms-length basis and in accordance in all material respects with all applicable laws, rules and regulations and its past custom and practice, (f) issue or sell any additional shares of, or options, warrants, conversions, privileges or rights of any kind to acquire any shares of, any of its capital stock, except in connection with (i) the exercise of Company Options outstanding on the date of this Agreement or as contemplated by this Agreement, or (ii) the issuance of awards under the Company Stock Option Plan, (g) acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, (h) make or change any material Tax elections, settle or compromise any material Tax liability or file any amended Company Returns, (i) adopt any Compensatory Plan or hire or materially increase the existing compensation of any employee, consultant, director or other service provider, (j) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable Law, or (k) commit or agree to take any of the actions prohibited by this Section 5.2; provided, however, that no provision in this Section 5.2 shall apply to or restrict in any way the actions of the Company or any of its Subsidiaries with respect to or in any way related to (x) the Subject Transactions, (y) one or more debt financings in an aggregate principal amount up to $1,500,000 with 5AM Partners II, LLC and GBS Venture Partners Limited, or any Person designated by 5AM Partners II, LLC or GBS Venture Partners Limited so long as such debt is convertible into or exchangeable for Parent Common Stock issued pursuant to the Private Placement, or (z) the financing described in Company Disclosure Schedule 3.12.

Article VI
ADDITIONAL COVENANTS AND AGREEMENTS

6.1     Reasonable Best Efforts; Governmental Filings. Subject to the terms and conditions herein provided, each party will use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Each party will use all commercially reasonable efforts and will cooperate with the other party in the preparation (including by furnishing any information, including financial statements, in respect of such party and its Affiliates required to be included in such filings) and filing, as soon as practicable, of all filings, applications or other documents required under applicable laws, including, but not limited to, the Exchange Act, to consummate the transactions contemplated by this Agreement. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents at the earliest practicable time, including participating in any required hearings or proceedings.

6.2     Expenses. The Company shall pay the Parent Professional Fees at Closing. No less than five (5) Business Days prior to the Closing, Parent shall furnish to the Company a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Parent Professional Fees.

6.3     Due Diligence; Access to Information; Confidentiality.

(a)     Between the date hereof and the Closing Date, each of Parent and Company (for the purposes of this Section 6.3 only, an “Investigated Party”) shall afford to the other party (the “Investigating Party”) and such Investigating Party’s authorized representatives the opportunity to conduct and complete a due diligence investigation of the Investigated Party as described herein. In light of the foregoing, the Investigated Party shall make available (together with the right to copy) to the Investigating Party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such Investigated Party and its Subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), Tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, securities transfer records and stockholder lists, and any books, papers and records (collectively referred to herein as “Evaluation Material”) and otherwise provide such assistance as is reasonably requested in order that the Investigating Party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the Investigated Party; provided, however, that the foregoing rights granted to the Investigating Party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the Investigated Party set forth herein.

(b)     The Investigating Party agrees that it will not use the Evaluation Material for any purpose other than in connection with the Merger and the transactions contemplated hereunder. The Investigating Party agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Investigating Party Representative to assist such party in connection with the Merger and the transactions contemplated hereunder, or as may be required by Law. The Investigating Party agrees that it will, within ten (10) days of the Investigated Party’s request, re-deliver all copies of the Investigated Party’s Evaluation Material in its possession or that of its Affiliates or Representatives if the Merger does not close as contemplated herein.

(c)     The parties acknowledge that, upon execution and delivery, this Agreement (but not the exhibits or schedules thereto) will be filed by Parent with the SEC under cover of Form 8-K.

(d)     Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither the Investigating Party nor any of the Investigating Party’s Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the Investigated Party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)     is or becomes generally available to the public other than as a result of an act or omission by the Investigating Party, its Affiliates or Representatives in breach of this Agreement;

(ii)     was available to the Investigating Party on a non-confidential basis prior to its disclosure;

(iii)     becomes available to the Investigating Party on a non-confidential basis from a source other than the Investigated Party or its agents, advisors or Representatives;

(iv)     was developed by the Investigating Party independently of any disclosure by the Investigated Party; or

(v)     is disclosed in compliance with Section .

Nothing in this Section 6.3 shall prohibit the disclosure of information required to be made under federal or state securities laws. If any disclosure is so required, the Investigating Party shall consult with the Investigated Party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.4     Press Releases. The Company and Parent shall agree with each other as to the form and substance of any press release or public announcement related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which is required by law or regulation. If any such press release or public announcement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.5     Survival of Representations and Warranties. The respective representations, warranties, obligations, covenants, and agreements of the parties shall not survive the Effective Time, except for this Section 6.5, Section 6.14, Section 9.8 and those other covenants and agreements that by their terms are to be performed in whole or in part after the Effective Time.

6.6     Securities Reports. Prior to the Closing, Parent will have filed with the SEC all reports, forms, financial statements and other documents required to be filed under the Exchange Act that were or are due to be filed at any time prior to or on the Closing Date, including, without limitation, those delinquent filings set forth on Parent Disclosure Schedule 4.6(a). Parent agrees to provide to the Company copies of all reports and other documents filed under the Securities Act or Exchange Act with the SEC by it between the date hereof and the Effective Date, to the extent such reports and other documentation are not publicly available on EDGAR, prior to filing with the SEC.

6.7     Company Interim Financial Statements. Prior to Closing, the Company will have furnished to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in a periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Exchange Act (the “Company Interim Financial Statements”). The Company Interim Financial Statements will be prepared in accordance with GAAP and applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Interim Financial Statements.

6.8     No Solicitation by Parent.

(a)     Subject to Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, none of Parent or Parent’s Subsidiaries shall, and Parent shall use reasonable best efforts to cause its respective Representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers that constitute any Alternative Proposal or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, an Alternative Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Alternative Proposal or enter into any agreement or agreement in principle requiring Parent to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Subject to Section 6.8(b), Parent shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by Parent, its Subsidiaries or any Representatives with respect to any Alternative Proposal.

(b)      Notwithstanding anything to the contrary contained in Section 6.8(a), if at any time following the date of this Agreement and prior to obtaining the Requisite Parent Shareholder Vote, (i) Parent has not knowingly breached any material provision of Section 6.8 and Parent has received a written Alternative Proposal from a third party which did not result from a breach of Section 6.8(a) and (ii) the Board of Directors of Parent determines in good faith, after consultation with its outside counsel, that such Alternative Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then Parent may (A) furnish information with respect to Parent and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations with the Person making such Alternative Proposal regarding such Alternative Proposal; provided, that Parent will not, and will use reasonable best efforts not to allow Parent Representatives to, disclose any non-public information to such Person without entering into a confidentiality agreement on terms which are consistent with the confidentiality agreement between Parent and the Company effective as of October 2, 2013. From and after the date of this Agreement, Parent shall promptly (within 48 hours) notify the Company in the event it receives (i) an Alternative Proposal or written indication by any Person that it is considering making an Alternative Proposal, (ii) any request for non-public information relating to Parent or any of its Subsidiaries, other than requests for information in the ordinary course of business or unrelated to an Alternative Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Alternative Proposal, and shall include in such notice the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep the Company reasonably apprised as to the status and any material developments, discussions and negotiations concerning the same. Without limiting the foregoing, Parent shall promptly (within 48 hours) notify the Company orally and in writing if it determines to provide non-public information or to engage in discussions or negotiations concerning an Alternative Proposal pursuant to this Section 6.8(b) after the date of this Agreement.

(c)     The Board of Directors of Parent shall not directly or indirectly withdraw or modify the Recommendation in a manner adverse to the Company, or publicly propose to do so; provided, that if at any time prior to obtaining the Requisite Parent Shareholder Vote, Parent receives an Alternative Proposal which the Board of Directors of Parent determines in good faith constitutes a Superior Proposal, then the Board of Directors of Parent may withdraw or modify its Recommendation in a manner adverse to the Company, including by failing to include the Recommendation in the Proxy Statement (“Recommendation Withdrawal”) if such Board of Directors determines in good faith (after consultation with outside counsel) that failure to take such action likely would be inconsistent with its fiduciary duties under applicable Law. In order for the Board of Directors of Parent to make the determination that an Alternative Proposal constitutes a Superior Proposal, Parent shall be required to provide the Company with prior written notice, at least 48 hours in advance (or, in the event of a material modification of an Alternative Proposal with respect to which prior written notice of such intention to determine has previously been provided, the period shall be 24 hours in advance) of its intention to determine that such Alternative Proposal constitutes a Superior Proposal.

(d)     Nothing contained in this 6.8 or elsewhere in this Agreement shall prohibit Parent from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to Parent’s shareholders or taking any position with respect to the Merger if, in the good faith judgment of Parent’s Board of Directors, after consultation with its outside counsel, failure to so take and/or disclose likely would be inconsistent with its fiduciary duties under applicable Law or necessary to comply with obligations under federal securities Laws; provided, any such disclosure made pursuant to clause (i) or (ii) (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of Parent expressly reaffirms in such disclosure the Recommendation.

(e)     Parent shall in no event be deemed to violate this Section 6.8 as a result of responding to any unsolicited proposal or inquiry solely by advising the Person making such proposal or inquiry of the terms of this Section 6.8.

(f)     As used in this Agreement, the term:

(i)     “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or group of Persons other than the Company or its Affiliates for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of Parent (or any Subsidiary or Subsidiaries of Parent whose business constitutes 20% or more of the net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole) or (ii) the acquisition in any manner, directly or indirectly, of over 20% of the equity securities or consolidated total assets of Parent and its Subsidiaries, in each case other than the Merger.

(ii)     “Superior Proposal” shall mean any Alternative Proposal (except the references therein to “20%” shall be replaced by “50%”) on terms which the Board of Directors of Parent determines in good faith, after consultation with Parent’s outside legal counsel, to be more favorable to the shareholders of Parent than the transactions contemplated hereby or the terms of any other proposal made by the Company after the Company’s receipt of such Alternative Proposal.

6.9     No Solicitation by the Company. Unless and until this Agreement shall have been terminated pursuant to Section and except as related to negotiations between Parent and the Company with respect to the Subject Transactions, neither Company nor its officers, directors or agents shall, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or engage in negotiations or discussions with, or provide non-public information to, any Person concerning (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving an acquisition of the Company or (ii) the acquisition in any manner, directly or indirectly, of any equity securities or consolidated total assets of the Company and its Subsidiaries, in each case other than the Merger. The Company will promptly notify Parent if it receives a proposal or inquiry with respect to the matters described above.

6.10     Failure to Fulfill Conditions. At or prior to the Effective Time, each party shall give prompt notice to the other party of any fact, event or circumstance to the Knowledge of such party that would cause, or reasonably be expected to cause, the failure of any condition precedent to its obligations specified in Article VII to be satisfied so as to permit the consummation of the transactions contemplated hereby prior to the End Date.

6.11     Company Stock Option Plan

(a)     At the Effective Time, subject to Section 6.12(b), Parent shall assume all of the Company’s rights and obligations under the Company Options and the Company Stock Option Plan. Subject to Section 6.12(b), the Company Options shall be assumed in accordance with the terms and conditions of the Company Stock Option Plan and on the same terms and conditions as were applicable under the Company Stock Option Plan immediately prior to the Effective Time, except that, from and after the Effective Time: (i) all actions to be taken under the Company Stock Option Plan or the Company Options by the Company’s Board of Directors (or a committee thereof) shall be taken by the Board of Directors of Parent (or a committee thereof), (ii) each Company Option shall evidence the right to purchase a number of shares of Post-Conversion Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Capital Stock into which such Company Options are exercisable immediately prior to the Effective Time multiplied by the applicable Exchange Ratio, (iii) the new option price for each share of Post-Conversion Parent Common Stock issuable upon exercise of a Company Option shall be determined by dividing the option exercise price immediately prior to the Effective Time by the applicable Exchange Ratio (rounded up to the nearest cent), and (iv) all references in the Company Options and the Company Stock Option Plan to the Company and Company Capital Stock shall be deemed to be references to Parent and Post-Conversion Parent Common Stock, respectively, after giving effect to the adjustments pursuant to clauses (ii) and (iii) above. Notwithstanding the foregoing, the exercise price and the number of shares of Post-Conversion Parent Common Stock subject to each Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the option exercise price, the number of shares subject to such Option and the terms and conditions of exercise of such Company Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability and other provisions of such Company Option shall otherwise remain unchanged as a result of the assumption of such Company Option.

(b)     Subject to Section 6.12(b), Parent shall reserve for issuance a sufficient number of shares of Post-Conversion Parent Common Stock for delivery upon exercise of the Company Options assumed by Parent. Within sixty (60) days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to the shares of Post-Conversion Parent Common Stock subject to such Company Options held by persons who become employees or consultants of the Surviving Company and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Options remain outstanding.

(c)     Parent shall amend its 2013 Stock Option and Incentive Plan providing for an aggregate grant of awards to qualified participants of not more than 3,111,587 shares of Parent Common Stock (which shall include the Company Options that will be assumed by Parent in accordance with this Section 6.11), calculated as of the Closing.

6.12     Proxy Statement.

(a)     As promptly as reasonably practicable following the date of this Agreement, Parent shall prepare and file with the SEC a proxy statement in connection with the transactions contemplated by this Agreement (the “Proxy Statement”), and each of the Company and Parent shall, or shall cause their respective Affiliates to, prepare and file with the SEC all other documents to be filed by Parent with the SEC in connection with the Merger and other transactions contemplated hereby (the “Other Filings”) as required by the Exchange Act, and Parent and the Company shall cooperate with each other in connection with the preparation of the Proxy Statement and any Other Filings. Parent will use its reasonable best efforts to have the Proxy Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing. Parent will use its reasonable best efforts to cause the Proxy Statement to be mailed to Parent’s shareholders as promptly as reasonably practicable after the Proxy Statement is cleared by the staff of the SEC. Each party shall as promptly as reasonably practicable notify the other party of the receipt of any oral or written comments from the staff of the SEC on the Proxy Statement or any Other Filing. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on, (i) the draft of the Proxy Statement (including each amendment or supplement thereto) and any Other Filings and (ii) all written responses to requests for additional information by and replies to written comments of the staff of the SEC, prior to filing of the Proxy Statement or any Other Filing with or sending such to the SEC, and each party will provide the other party with copies of all such filings made and correspondence with the SEC or its staff with respect thereto. If at any time prior to the Effective Time, any information should be discovered by any party hereto which should be set forth in an amendment or supplement to the Proxy Statement or any Other Filing so that the Proxy Statement or any Other Filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, in the case of the Proxy Statement, disseminated by the Company to the shareholders of the Company.

(b)     Subject to Section 6.12(c), Parent shall (X) take all action necessary in accordance with the YBCA and the Parent Organization Documents to set the record date for determining the Parent Shareholders entitled to attend a meeting of the Parent Shareholders, and duly call, give notice of, convene and hold a meeting of its shareholders as promptly as reasonably practicable following the clearance of the Proxy Statement by the SEC for the purpose of obtaining the Requisite Parent Shareholder Vote (such meeting or any adjournment or postponement thereof, the “Parent Shareholder Meeting”) to approve (a) the principal terms of the Merger and the adoption of this Agreement, (b) the principal terms of the RenalGuard Spinoff, (c) the authorization and adoption of an amendment to Parent’s 2013 Stock Option and Incentive Plan to increase the number of awards issuable thereunder, (d) a reverse stock split of the Parent Common Stock, (e) the election of new directors of Parent, (f) a change in Parent’s name to Viveve Medical, Inc., the other proposals submitted to the vote of the Parent Shareholders in the Proxy Statement (collectively, the “Parent Voting Matters”), and (Y) subject to the Board of Directors of Parent’s withdrawal or modification of its Recommendation in accordance with Section 6.8, use reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby and include its Recommendation in the Proxy Statement.

(c)     Notwithstanding Section 6.12(a) or (b), if on a date for which the Parent Shareholder Meeting is scheduled (the “Original Date”), Parent has not received proxies representing a sufficient number of shares of Parent Common Stock to obtain the Requisite Parent Shareholder Vote, whether or not a quorum is present, Parent shall have the right to postpone or adjourn the Parent Shareholders Meeting to a date which shall not be more than 45 days after the Original Date. If Parent continues not to receive proxies representing a sufficient number of shares of Parent Common Stock to obtain the Requisite Parent Shareholder Vote, whether or not a quorum is present, the Parent may make one or more successive postponements or adjournments of the Parent Shareholder Meeting as long as the date of the Parent Shareholder Meeting is not postponed or adjourned more than an aggregate of 45 days from the Original Date in reliance on this subsection. In the event that the Parent Shareholder Meeting is adjourned or postponed as a result of applicable Law, including the need to supplement the Proxy Statement, any days resulting from such adjournment or postponement shall not be included for purposes of the calculations of numbers of days pursuant to this Section 6.12.

6.13     Company Stockholder Approval.

(a)     On or prior to the date hereof, the Board of Directors of the Company shall submit this Agreement for adoption by the stockholders of the Company by written consent and recommend that the stockholders of the Company adopt this Agreement. The Company shall use its reasonable best efforts to obtain the Requisite Company Stockholder Vote, which shall be irrevocable, as soon as possible following the date hereof in compliance with the requirements under the applicable Laws.

(b)     After the Requisite Company Stockholder Vote has been obtained, the Company shall send, pursuant to Sections 228 and 262(d) of the DGCL, a written notice to all stockholders of the Company that did not execute the written consent under which the Requisite Company Stockholder Vote was obtained, informing them that this Agreement was adopted and that appraisal rights are available for their Company Capital Stock pursuant to Section 262 of the DGCL (which notice shall include a copy of such Section 262).

6.14     Post-Closing Covenants of Parent. Parent hereby agrees and covenants as to the following, from and after the Closing:

(a)     Indemnification and Insurance.

(i)     The Company agrees that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees, as the case may be, of Parent or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of Parent’s and any of its Subsidiaries’ articles of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of Parent or its Subsidiaries with any of their respective current or former directors, officers or employees in effect as of the date hereof, and shall not for a period of six (6) years from the Closing Date amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Parent or any of its Subsidiaries and all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(ii)     From and after the Effective Time, each of Parent and the Surviving Corporation shall jointly and severally, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Parent or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time (including in connection with such Indemnified Party serving as an officer, director, employee or other fiduciary of Parent or any of its Subsidiaries or any entity if such service was at the request or for the benefit of Parent or any of its Subsidiaries).

(iii)     Prior to the Effective Time, Parent shall purchase, and, following the Effective Time, Parent shall maintain with reputable and financially sound carriers, fully pre-paid six-year “tail” policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained as of the date hereof by Parent (the “Current Policies”), which tail policies shall cover a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policies shall contain at least the same coverage (including the scope and amount thereof) as, and contain terms and conditions that are equivalent to, the coverage set forth in the Current Policies.

(iv)     The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of incorporation or bylaws or other organization documents of Parent or any of its Subsidiaries, any other indemnification agreement or arrangement, the YBCA or otherwise. The provisions of this Section 6.14(a) shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(v)     In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.14(a). The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.14(a) is not prior to, or in substitution for, any such claims under any such policies.

(b)     Use of PLC Name. Parent shall, and shall cause the Surviving Corporation and any of Parent’s Subsidiaries to, not use the PLC Name or any confusingly similar names, marks, words, logos, symbols or devices related to the PLC Name.

(c)     Registered Public Offering. Within no more than 365 days after the Closing, Parent shall engage a registered broker-dealer to facilitate, and use its reasonable best efforts to consummate, a registered public offering of its shares of Common Stock on Form S-1 resulting in aggregate proceeds to Parent of approximately $8,000,000 to $10,000,000.

(d)     Appointment of Officers. From and after the Effective Time, the directors of Parent shall appoint as the officers of Parent the persons who were officers of the Company immediately prior to the Effective Time.

6.15     DTC Eligible. Parent shall make commercially reasonable efforts such that the shares of Parent Common Stock are at time of the Closing Depository Trust Company (“DTC”) eligible or electronically transferable through DTC or DTC’s FAST program.

6.16      Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Article VII
CONDITIONS

7.1     Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby in accordance with the terms of this Agreement are subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)     Governmental Action. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(b)     Stockholder Approvals. This Agreement and the Parent Voting Matters shall have been approved by the Requisite Parent Shareholder Vote.

7.2     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby in accordance with the terms of this Agreement are also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)     Representations and Compliance. The representations of the Company contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on the Company. The Company shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

(b)     Officers’ Certificate. The Company shall have furnished to Parent and Merger Sub a certificate of the Chief Executive Officer of the Company, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.2(a) have been fulfilled.

(c)     Secretary’s Certificate. The Company shall have furnished to Parent (i) copies of the text of the resolutions by which the corporate action on the part of the Company necessary to approve this Agreement, the Certificate of Merger and the transactions contemplated hereby and thereby were taken, (ii) a certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying to Parent that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (iii) an incumbency certificate dated as of the Closing Date executed on behalf of the Company by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of the Company executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto by the Company, (iv) a copy of the certificate of incorporation of the Company, certified by the Secretary of State of Delaware, and (v) a certificate from the Secretary of State of Delaware evidencing the good standing of the Company in such jurisdiction as of a day within five (5) Business Days prior to the Closing Date.

(d)     Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)     Certain Transactions. The Company shall have completed the transactions contemplated by the Company Warrant Termination Agreements and the Company Convertible Note Termination Agreements.

(f)     Stockholder Questionnaire. At least ninety (90) percent of the stockholders of the Company shall have executed and delivered to Parent a completed stockholder qualification questionnaire in the form reasonably acceptable to both Parent and the Company (a “Stockholder Questionnaire”), accurate in all material respects and attesting that (i) each such stockholder is acquiring the Merger Consideration for his, her or its sole account, for investment and not with a view to the resale or distribution thereof and (ii) that each stockholder either (A) is an “accredited investor” as defined in Regulation D of the Securities Act, and either (B) has such knowledge and experience in financial and business matters that the stockholder is capable of evaluating the merits and risks of receiving the Merger Consideration, or (C) has appointed an appropriate person reasonably acceptable to both Parent and the Company to act as the stockholder’s purchaser representative in connection with evaluating the merits and risks of receiving the Merger Consideration.

(g)     Parent Professional Fees. The Company shall have paid the Parent Professional Fees at Closing.

(h)     Liabilities. The Company shall have (i) no more than $1.5 million of liabilities in the form of accounts payable and accrued expenses (excluding liabilities related to warrants to purchase Company Common Stock), (ii) a principal balance on its outstanding senior secured notes of no more than $1.5 million, and (iii) no more than the maximum amount of debt financing permitted under the proviso in Section 5.2 hereof, which shall be exchanged for Parent Common Stock issued in the Private Placement.

7.3     Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

(a)     Representations and Compliance. The representations of Parent and Merger Sub contained in this Agreement were true and correct as of the date of this Agreement and are true and correct as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), in all respects (in the case of any representation containing any materiality qualification) or in all material respects (in the case of any representation without any materiality qualification); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a) shall be deemed to have been satisfied even if any representations and warranties of Parent are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect on Parent. Parent and Merger Sub, respectively, shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing Date.

(b)     Officers’ Certificate. Parent shall have furnished to the Company a certificate of the Principal Executive Officer and Principal Financial Officer of Parent, dated as of the Effective Date, in which such officer shall certify that, to the best of his Knowledge, the conditions set forth in Section 7.3(a) have been fulfilled.

(c)     Secretary’s Certificate. Parent shall have furnished to the Company (i) copies of the text of the resolutions by which the corporate action on the part of Parent necessary to approve this Agreement and the Certificate of Merger, the election of the directors of Parent to serve following the Closing Date and the transactions contemplated hereby and thereby, which shall be accompanied by a certificate of the corporate secretary or assistant corporate secretary of Parent dated as of the Closing Date certifying to the Company that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded, (ii) an incumbency certificate dated as of the Closing Date executed on behalf of Parent by its corporate secretary or one of its assistant corporate secretaries certifying the signature and office of each officer of Parent executing this Agreement, the Certificate of Merger or any other agreement, certificate or other instrument executed pursuant hereto, and (iii) copies of (A) the Articles of Continuance of Parent, certified by Yukon Corporate Affairs, and (B) the certificate evidencing the good standing of Parent as of a day within five (5) Business Days prior to the Closing Date.

(d)     Absence of Material Adverse Effect. There shall not have occurred any Material Adverse Effect on either Parent or Merger Sub, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Parent or Merger Sub.

(e)     Certain Transactions. Parent shall have completed the transactions contemplated in the Parent Warrant-Equity Exchange Agreement and the Parent Debenture-Common Stock Conversion Agreement.

(f)     Directors of Parent. To be effective upon the Effective Time, the Parent Shareholders shall have elected to the Board of Directors of Parent the persons who were directors of the Company immediately prior to the Closing.

(g)     Resignations. Each of the officers and directors of Parent immediately prior to the Effective Time shall deliver duly executed resignations from their positions with Parent effective immediately after the Effective Time.

(h)     RenalGuard Spinoff. The RenalGuard Purchaser and Parent shall have consummated the RenalGuard Spinoff immediately prior to Closing. Parent shall have provided the Company and its counsel with substantially final drafts of all RenalGuard Spinoff Transaction Documents no less than five (5) days prior to their execution and the form and substance of such documents shall be reasonably acceptable to the Company and its counsel.

(i)     Dissenting Shares. Holders of not more than 35% of Parent Capital Stock issued and outstanding immediately prior to the Closing shall have elected to become dissenting shares under the YBCA.

7.4     Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement or failure to use all reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by Section 6.1.

Article VIII
TERMINATION

8.1     Termination. This Agreement may be terminated prior to the Effective Date:

(a)     by the mutual written consent of the Company and Parent;

(b)     by either the Company or Parent, if:

(i)     the Effective Time shall not have occurred on or before the End Date, and the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date;

(ii)     if any court of competent jurisdiction shall have entered an injunction, other legal restraint or order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction, other legal restraint or order shall have become final and non-appealable; or

(iii)     the Parent Shareholder Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Parent Shareholder Approval contemplated by this Agreement shall not have been obtained.

(c)     by Parent, if:

(i)     the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Sections 7.1 or 7.2, and (ii) cannot be cured by the End Date, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination; or

(ii)     prior to the receipt of the Requisite Parent Shareholder Approval, Parent shall have received an Alternative Proposal and the Board of Directors of Parent shall have determined in good faith that such Alternative Proposal constitutes a Superior Proposal; provided, however, that Parent shall not terminate this Agreement pursuant to this clause (ii) unless: (A) in connection with a Superior Proposal determination made after the date of this Agreement, Parent shall have provided prior written notice to the Company of the intention of the Board of Directors of Parent to determine that the Alternative Proposal constitutes a Superior Proposal at least three (3) Business Days in advance of such termination (or, in the event of a material modification of an Alternative Proposal with respect to which prior written notice of such intention has previously been provided, the advance notice period shall be one Business Day), and prior to transmitting notification to the Company of the termination of this Agreement pursuant to this clause (ii) the Board of Directors of Parent has not concluded that the Alternative Proposal is no longer a Superior Proposal; (B) Parent concurrently with transmitting notification to the Company of the termination of this Agreement pursuant to this clause (ii) pays the Termination Fee payable pursuant to Section 8.2(a); and (C) the Board of Directors of Parent concurrently with transmitting notification to the Company of the termination of this Agreement pursuant to this clause (ii) approves, and Parent substantially concurrently enters into, a definitive agreement with respect to such Superior Proposal.

(d)     by the Company, if:

(i)     Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 or 7.3 to be satisfied and (ii) cannot be cured by the End Date, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i) and the basis for such termination; or

(ii)     the Board of Directors of Parent shall have effected a Recommendation Withdrawal.

In the event of termination of this Agreement pursuant to this Section 8.1, this Agreement shall terminate (except for the confidentiality obligations under Section 6.3 and the provisions of Section 8.2 and Article IX), and there shall be no other liability on the part of Parent or the Company except liability arising out of the provisions of Section 8.2 and 8.3, respectively, or any willful and material breach of any of the representations, warranties or covenants in this Agreement by Parent or the Company (subject to any express limitations set forth in this Agreement). Notwithstanding anything to the contrary herein, (X) entry by Parent into a definitive agreement with respect to a Superior Proposal in accordance with clause (C) of Section 8.1(c)(ii) hereof shall not be deemed a breach of Section 6.8 of this Agreement, and (Y) the last sentence of Section 3.4 shall be read without the Knowledge qualification therein for purposes of determining whether such representation has been breached.

8.2     Termination Fees.

(a)     In the event that:

(i)     (A) after the date hereof, a bona fide Alternative Proposal shall have been made known to Parent or shall have been made directly to its shareholders generally or any person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Alternative Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii) (so long as the Alternative Proposal was publicly disclosed prior to, and had not been withdrawn at, the time of the Parent Shareholder Meeting) or Section 8.1(d)(i), and (C) Parent consummates a transaction with respect to an Alternative Proposal within six (6) months of the date this Agreement is terminated or enters into a definitive agreement with respect to any Alternative Proposal within six (6) months of the date this Agreement is terminated and consummates a transaction with respect to such Alternative Proposal (provided that for purposes of this Section 8.2(a)(i), the references to “20%” in the definition of Alternative Proposal shall be deemed to be references to “50%”); or

(ii)     this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or

(iii)     this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then in any such event under clause (i), (ii) or (iii) of this Section 8.2(a), Parent shall pay to the Company the Termination Fee, it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion.

(b)     Any payment required to be made pursuant to clause (i) of Section 8.2(a) shall be made to the Company promptly following the consummation of the transaction referred to therein (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 8.2(a) shall be made to the Company concurrently with the termination of this Agreement by Parent pursuant to Section 8.1(c)(ii); any payment required to be made pursuant to clause (iii) of Section 8.2(a) shall be made to the Company promptly following termination of this Agreement by the Company pursuant to Section 8.1(d)(ii) (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment), and such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company.

8.3     Expenses following Termination. Upon a termination occurring pursuant to Section , each party hereto shall be responsible for and pay its own fees and expenses, including the fees of any professional service providers incurred in connection with the Subject Transactions; provided, however, that if this Agreement is terminated by Parent pursuant to 8.1(c)(i), the Company shall pay to Parent the Parent Professional Fees within two (2) Business Days of the date Parent furnishes to the Company a schedule setting forth in reasonable detail the fees, costs and expenses comprising the Parent Professional Fees, and such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent; provided, however, that solely for purposes of this Section 8.3, the Company shall only be required to pay a maximum of $400,000 of such Parent Professional Fees.

8.4     Failure to Pay. In the event that Parent or the Company shall fail to pay the Termination Fee or the Parent Professional Fees required pursuant to Section 8.2 and 8.3, respectively, when due, such fees shall accrue interest for the period commencing on the date such fees became past due, at a rate equal to the rate of interest publicly announced by JPMorgan Chase Bank, National Association, in the City of New York from time to time during such period, as such bank’s prime lending rate. In addition, if Parent or the Company shall fail to pay such fees when due, such party shall also pay to the other all of the other’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fees. Each party acknowledges that the fees and the other provisions of Sections 8.2, 8.3 and 8.4 are an integral part of the Merger and that, without these agreements, neither party would enter into this Agreement. Each of the parties hereto acknowledges that the agreements contained in Sections 8.2, 8.3 and 8.4 are an integral part of the transactions contemplated by this Agreement and that neither the Termination Fee nor the Parent Professional Fees are penalties, but rather liquidated damages in a reasonable amount that will compensate the receiving party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

Article IX
GENERAL PROVISIONS

9.1     Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telecopier, by overnight delivery service for next Business Day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to the Company:	Viveve, Inc. 150 Commercial Street Sunnyvale, California 94086 Facsimile: (408) 530-1919 Telephone: (408) 530-1900 Attn: Patricia Scheller
With copies to:	Richardson Patel LLP 405 Lexington Avenue, 49th Floor New York, New York 10174 Facsimile: (917) 591-6898 Telephone: (212) 931-8700 Attn: Kevin Friedmann, Esq.
If to Parent or Merger Sub:	PLC Systems Inc. 459 Fortune Boulevard Milford, Massachusetts 01757 Facsimile: (508) 541-7990 Telephone: (508) 541-8800 Attn: Chief Executive Officer

With copies to:	Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, New York 10112 Facsimile: (212) 884-8234 Telephone: (212) 659-7300 Attn: Rick A. Werner, Esq.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; (i) if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or (ii) if telecopied, on the day of transmission or, if that day is not a Business Day, on the next Business Day; and the next Business Day delivery after being timely delivered to a recognized overnight delivery service.

9.2     Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires.

9.3     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.4     Amendment. This Agreement may not be amended or modified except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

9.5     Waiver. At any time prior to the Effective Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

9.6     Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

9.7     Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or email of a PDF, which facsimile or PDF shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8     Third Party Beneficiaries. Each party hereto intends that this Agreement, except as set forth in Section 6.14 or expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto. The representations and warranties set forth in Articles III and IV and the covenants set forth in Sections 5.1 and 5.2 have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by reference to the Company Disclosure Schedule and the Parent Disclosure Schedule, each of which contains certain disclosures that are not reflected in the text of this Agreement; and (c) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the parties hereto.

9.9     Governing Law. This Agreement is governed by the internal laws of the State of Delaware without regard to such State’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

9.10     Enforcement; Jurisdiction; Service of Process.

(a)     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. It is accordingly agreed that prior to the termination of this Agreement in accordance with Article VIII, in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. Each party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 9.10(a), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that the remedies provided for in this Section 9.10(a) are not available or otherwise are not granted, and (y) nothing set forth in this Section 9.10(a) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.10(a) prior or as a condition to exercising any termination right under Article VIII, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.10(a) or anything set forth in this Section 9.10(a) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII, or pursue any other remedies under this Agreement that may be available then or thereafter.

(b)     Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section . Nothing in this Section , however, affects the right of any party to serve legal process in any other manner permitted by law.

9.11     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12     Disclosure in Schedules. For purposes of this Agreement, with respect to any matter that is clearly disclosed on any Schedule hereto with respect to any Section hereof in such a way as to make its relevance to the information called for by another Section hereof or any other Schedule, as the case may be, reasonably apparent, such matter shall be deemed to have been disclosed in response to such other Section or Schedule, notwithstanding the omission of any appropriate cross-reference thereto; provided, however, that each of Parent and the Company hereby covenants to make a good faith diligent effort to make all appropriate cross-references within and to any and all Sections of this Agreement and Schedules hereto.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

VIVEVE, INC.

By:	/s/ Patricia Scheller
Name:	Patricia Scheller
Title:	Chief Executive Officer

PLC SYSTEMS, INC.

By:	/s/ Mark R. Tauscher
Name:	Mark R. Tauscher
Title:	Chief Executive Officer

PLC SYSTEMS ACQUISITION CORPORATION

By:	/s/ Mark R. Tauscher
Name:	Mark R. Tauscher
Title:	President

EXHIBIT A

FORM OF CERTIFICATE OF MERGER

OF

PLC SYSTEMS ACQUISITION CORPORATION

(a Delaware corporation)

WITH AND INTO

VIVEVE, INC.

(a Delaware corporation)

Pursuant to Section 251 of the

General Corporation Law of the State of Delaware

Pursuant to Title 8, section 251(c) of the Delaware General Corporation Law, the undersigned the corporation does hereby certify that:

FIRST:          The name and state of incorporation of the surviving corporation is Viveve, Inc., a Delaware corporation (the “Surviving Corporation”), and the name and state of incorporation of the corporation being merged into the Surviving Corporation is PLC Systems Acquisition Corporation, a Delaware corporation (“Merger Sub”).

SECOND:     The constituent entities have entered into a Merger Agreement (the “Merger Agreement”) by and between the constituent entities and the Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with Section 251 of the Delaware General Corporation Law.

THIRD:          The name of the Surviving Corporation is Viveve, Inc., a Delaware corporation.

FOURTH:      The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation.

FIFTH:           This Certificate of Merger shall be effective immediately upon filing.

SIXTH:          The executed Merger Agreement is on file at the office of the Surviving Corporation, the address of which is 150 Commercial St., Sunnyvale, CA 94086-5201.

SEVENTH:    A copy of the Merger Agreement will be furnished upon request and without cost to any stockholder of the Surviving Corporation or any constituent corporation.

IN WITNESS WHEREOF, said Surviving Corporation has caused this Certificate of Merger to be executed by a duly authorized officer this __ day of _____, 2014.

Patricia Scheller
Chief Executive Officer

EXHIBIT B

Post-Merger Parent Capital Structure

[ATTACHED HERETO.]

Viveve Holder	Shares of Viveve Common Stock Equivalent Issued and Outstanding (Pre-Merger)[1]	Shares of Parent Common Stock Issued and Outstanding (Post-Merger)[2]	% of Parent Common Stock Issued and Outstanding (Post-Merger)
GBS Venture Partners Limited	212,099,649	1,707,339	22.6%
5AM Ventures II	204,048,346	1,642,528	21.8%
Donna Bella International Sun Hongyu	20,000,000	160,994	2.1%
5AM Co-Investors II	8,051,303	64,811	0.9%
Galloway Limited	6,000,000	48,299	0.6%
Stellartech Research Corporation	2,400,876	19,327	0.3%
Parmer M.D., Jonathan B.	2,155,441	17,351	0.2%
Simpson, Carl	1,911,121	15,384	0.2%
Knowlton, Edward W.	1,600,000	12,880	0.2%
Pope, Kerry	1,536,348	12,368	0.2%
Regina E. L. Bandet, Trustee Regina E. L. Bandet Revocable Trust Dated 5/19/97	1,133,928	9,128	0.1%
Hadler, Kenneth	1,076,259	8,664	0.1%
Fogarty M.D., Thomas J.	1,000,009	8,050	0.1%
Scheuer, Lee	563,956	4,540	0.1%
Art and Janet Wong Revocable Trust	538,129	4,332	0.1%
Parmer, Michael A.	538,129	4,332	0.1%
Stephen F. Weiss, M.D. and Susan H. Weiss	538,129	4,332	0.1%
The Stephanie A. Vinella Living Trust, dated 2/26/98, Stephanie A. Vinella, Trustee	538,129	4,332	0.1%
WS Investment Company, LLC (2006A)	538,129	4,332	0.1%
Nevitt, Judith B.	528,894	4,258	0.0%
Polansky, Francis	528,894	4,258	0.0%
Schmidt, Richard J.	528,894	4,258	0.0%
Lucas, Sherree	440,005	3,542	0.0%
WS Investment Compny (2006C)	322,873	2,600	0.0%
Jonathan B. Parmer, M.D., PC, PSP & T	201,714	1,624	0.0%
Lopez, Steven	16,485	133	0.0%
Tamura, Anna	12,800	104	0.0%
Willson, Cindy	11,520	93	0.0%
Chavez, Natalie	9,200	75	0.0%
Pollet, Sarah	8,750	71	0.0%
Velez, Kimberly	5,000	41	0.0%
Beckmen, Johanna	2,208	18	0.0%
Prendergast, Stephanie	1,792	15	0.0%
	468,886,910	3,774,413	50.0%

Viveve Convertible Debt Holder	Outstanding Principal Balance of Convertible Debt (Pre- Merger)	Shares of Parent Common Stock Issued and Outstanding (Post-Merger)[3]	% of Parent Common Stock Issued and Outstanding (Post-Merger)
GBS Venture Partners Limited	1,750,000	943,596	12.5%

PLC Holder	Shares of PLC Common Stock Equivalent Issued and Outstanding (Pre-Merger)[4]	Shares of Parent Common Stock Issued and Outstanding (Post-Merger)	% of Parent Common Stock Issued and Outstanding (Post-Merger)
Common Stock Holders	1,249,982	1,249,982	16.6%
Common Stock issued to former Warrant Holders[5]	891,971	891,971	11.8%
Stock Option Holders[6]	68,237	68,237	0.9%
Rights to Shares[7]	356,667	356,667	4.7%
Bezalel Shares[8]	223,200	223,200	3.0%
Common Stock Issued to Former Senior Debt Holders[9]	40,731	40,731	0.5%
	2,830,788.0	2,830,788.0	37.5%

1 Pursuant to a request of the holders of a majority of the outstanding shares of Preferred Stock, all outstanding shares of Preferred Stock will be converted to shares of Viveve Common Stock immediately prior to the merger.

2 Based on an exchange ratio of 0.0080497x. Calculated to represent 50% of the shares of Parent common stock issued and outstanding following the merger.

3 Calculated to represent 12.5% of the shares of Parent Common Stock issued and outstanding following the merger.

4 Assumes a 1 for 100 reverse stock-split undertaken by PLC Medical System, Inc. immediately prior to the merger.

5 Based on the Parent Warrant-Equity Exchange Agreement as described in the Merger Agreement.

6 Represents the total number of issued and outstanding PLC stock options that will remain outstanding after June 2, 2014. Included for % ownership calculation purposes only. Shares of Common Stock issuable upon exercise of such stock options will not actually be issued and outstanding.

7 Represents a pre-merger contractual right of GCP IV to be issued shares of common stock by PLC.

8 Represents a pre-merger contractual right of Bezalel Partners, LLP to be issued shares of common stock by PLC representing 3% of shares of common stock issued and outstanding following the merger.

9 Based on the Parent Debenture-Common Stock Conversion Agreement as described in the Merger Agreement.